EXHIBIT 10.1

LEASE

225 Wyman Street
Waltham, Massachusetts

BETWEEN

275 WYMAN LLC, a Delaware limited liability company, as Landlord

AND

PEGASYSTEMS INC., a Massachusetts corporation, as Tenant

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS (I) NOT MATERIAL, (II) IS TREATED AS CONFIDENTIAL INFORMATION BY PEGASYSTEMS INC., AND (III) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. OMISSIONS ARE MARKED [***].

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225 Wyman Street,
Waltham, Massachusetts
LEASE dated July 6, 2021
ARTICLE 1
REFERENCE DATA
1.1SUBJECTS REFERRED TO
Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article I.

LANDLORD:	275 Wyman LLC, a Delaware limited liability company
LANDLORD’S ADDRESS:	404 Wyman Street Waltham, Massachusetts 02451-1209 Attention: Director of Asset Management
LANDLORD’S PROPERTY MANAGER:	Hobbs Brook Real Estate LLC 404 Wyman Street Waltham, Massachusetts 02451-1209 Attention: Property Manager
TENANT:	Pegasystems Inc., a Massachusetts corporation
TENANT’S ORIGINAL ADDRESS:	One Rogers Street Cambridge, Massachusetts 02142
PREMISES ADDRESS:	225 Wyman Street Waltham, Massachusetts 02451
TERM:	The period beginning on the Term Commencement Date and ending on the Term Expiration Date.
ESTIMATED TERM COMMENCEMENT DATE:	August 1, 2021
ESTIMATED SUBSTANTIAL COMPLETION DATE:	March 1, 2022
TERM COMMENCEMENT DATE:	As defined in Section 2.4.
RENT COMMENCEMENT DATE:
The date that is twelve (12) months after the Term Commencement Date; provided, however, the Rent Commencement Date shall be extended by the number of days, if any, that Tenant’s Initial Construction is actually delayed by any Landlord Delay, as such term is set forth in Exhibit B.

TERM EXPIRATION DATE:		The last day of the 10th Lease Year, subject to extension as set forth in Section 2.4.1
LEASE YEAR:		Each Lease Year shall consist of twelve (12) calendar months beginning with the Rent Commencement Date, except that if the Rent Commencement Date is not the first day of a calendar month, then Lease Year 1 shall include the partial month at the beginning of the Term in addition to the following twelve (12) calendar months, and the Annual Rent for Lease Year 1 shall be proportionately increased.
ANNUAL FIXED RENT:
Lease Year	Annual Fixed Rent	Monthly Fixed Rent	Rent Per Square Foot of Premises Rentable Floor Area
1	$6,018,410.00	$501,534.17	$46.00
2	$6,198,962.30	$516,580.19	$47.38
3	$6,384,748.00	$532,062.33	$48.80
4	$6,577,075.45	$548,089.62	$50.27
5	$6,773,327.95	$564,444.00	$51.77
6	$6,977,430.55	$581,452.55	$53.33
7	$7,186,766.55	$598,897.21	$54.93
8	$7,401,335.95	$616,778.00	$56.57
9	$7,623,755.45	$635,312.95	$58.27
10	$7,852,716.70	$654,393.06	$60.02

IMPROVEMENT ALLOWANCE:	$90.00 per square foot of Rentable Floor Area of the Premises ($11,775,150.00).
LAND:	The land located in Waltham, Massachusetts upon which the Building is situated including parking areas, garages, drives, walks, landscaped areas, common areas serving the Building, and other improvements thereon.
PROJECT:	The Land, including the Building, and all other land and buildings owned by Landlord or its affiliates from time to time in the Hobbs Brook Office Park, including without limitation the buildings known as 81, 175, 185, 255, 275, 303, 333, and 404 Wyman Street, 590 and 610 Lincoln Street, and 245-265 and 343 Winter Street.
BUILDING:	The multi-story, mixed-use building on the Land known and numbered as 225 Wyman Street, Waltham, Massachusetts 02451, and, to the extent permitted by this Lease, as the same may be altered, expanded, reduced, or otherwise changed by Landlord from time to time.
RENTABLE FLOOR AREA OF BUILDING:	Conclusively agreed to be 506,271 square feet.
PREMISES:	The space delineated on Exhibit A.
RENTABLE FLOOR AREA OF PREMISES:	Conclusively agreed to be 130,835 rentable square feet.
TENANT’S EXPENSE SHARE:	As defined in Section 2.6.1.
OFFICE AREA:	The portions of the Building leased or available for lease from time to time for general office use, as the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time (with no resulting increase in the amount of Annual Fixed Rent or change in the manner in which Tenant’s Expense Share is calculated). The Office Area shall not include any areas which are to be leased for laboratory purposes (which shall include the Laboratory Area).
LABORATORY AREA:	The portions of the Building leased or available for lease from time to time for research and development and laboratory use, as the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time. The Laboratory Area shall not include any areas which are to be leased for general office (which shall include the Office Area).

PERMITTED USES:	The Premises are to be used by Tenant solely for general office use and accessory and ancillary uses customarily incidental to Tenant’s business, all as may be permitted under applicable laws, including but not limited to, any regulations promulgated by any governmental authority.
SECURITY DEPOSIT:	$2,301,568.00, subject to reduction as set forth in Section 8.17.
DESIGN FEE REIMBURSEMENT:	$75,000.00.
PARKING FACILITIES:	A six (6) story parking garage adjacent to the Building, which includes approximately 1,495 parking spaces with 86 spaces set aside for Low-Emitting & Fuel-Efficient (LEFE) vehicles, which LEFE spaces will be set aside exclusively for qualified patrons, which shall include Tenant and Tenant’s employees, contractors and business invitees. The parking garage will also include at least 10 electric vehicle charging stations, and secured space for 50 bicycles and will connect to the Building via a covered walkway to the Building entrance.
PARKING SPACES:	Tenant shall be entitled to the use of four hundred fifty-eight (458) spaces (calculated at a rate of 3.5 spaces per 1,000 rentable square feet in the Premises), as set forth in Section 2.2.2.
COMMERCIAL GENERAL LIABILITY INSURANCE:	$5,000,000 per occurrence/general aggregate/ $5,000,000 products completed operations aggregate
BROKER:	Jones Lang LaSalle and T3 Advisors

1.2     EXHIBITS
The following is a list of Exhibits attached to this Lease.

Exhibit A:	Plan of Premises
Exhibit A-1:	Plan of First Offer Space
Exhibit A-2:	Plan of Exterior Sign Location
Exhibit A-3	Emergency Generator Location
Exhibit A-4	Location of Reserved Parking
Exhibit B:	Work Letter
Exhibit B-1:	Landlord/Tenant Matrix
Exhibit B-2:	Landlord’s Delivery Condition Requirements
Exhibit B-3	Base Building Plans and Specifications
Exhibit B-4	Landlord’s Construction Schedule
Exhibit C:	Landlord’s Cleaning Specifications
Exhibit D:	Confirmation of Lease Commencement
Exhibit E:	Rules and Regulations
Exhibit F:	Plan of Storage Space
Exhibit G:	List of Competitors
Exhibit H:	Form of Estoppel
Exhibit I:	Construction Handbook and Construction Rules and Regulations
Exhibit J:	Notice of Lease
Exhibit K:	Letter of Credit

ARTICLE II
PREMISES; TERM; RENT
2.1     PREMISES AND EXCLUSIONS
Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and subject to Section 2.4.1, any Extension Term. The Premises exclude parking areas, roof, common areas and facilities of the Building, including without limitation exterior faces of exterior walls, the common stairways and stairwells, entranceways and any lobby and courtyard areas, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Building (exclusively or in common) and other common areas and facilities. If the Premises include less than the entire rentable area of any floor, then the Premises also exclude the common corridors, elevator lobby and common toilets located on such floor. The Rentable Floor Area of the Premises and the Rentable Floor Area of the Building, and the measurements upon which Tenant’s Expense Share have been calculated, have been determined in accordance with a modified version of the Standard Method of Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association International (ANSI/BOMA Z65.1-2017), which the parties acknowledge is modified to account for the bathrooms on full floor(s) of the Premises being included in the Rentable Floor Area calculation of the Premises.
This Lease is subject to all easements, restrictions, agreements, and encumbrances of record to the extent in force and applicable. Landlord represents that such title matters shall not affect any of Tenant’s rights under this Lease in any material and adverse respect.
2.1.1    RIGHT OF FIRST OFFER. Following the initial lease-up of the Building by Landlord, then, prior to leasing certain premises which is contiguous to the Premises in the south wing of the Building, as shown on Exhibit A-1, the “Plan of First Offer Space”, to any third party who is not the initial tenant of such First Offer Space, Landlord shall offer in writing to lease such space (the “Offered Space”) to Tenant on then current fair market terms and conditions (including concessions) as Landlord is then offering to third parties as set forth in Landlord’s notice (“Landlord’s ROFO Notice”), provided that (x) Tenant has not assigned or sublet more than thirty percent (30%) of the Premises (except pursuant to a Permitted Transfer), (y) the term will be coterminous with this Lease and any tenant improvement allowance or the like shall be ratably adjusted for any difference in the remaining Term of this Lease and the term offered to third parties, and (z) if there are less than three (3) Lease Years left in the Term at the time Tenant leases the Offered Space, then Tenant may exercise its right to lease the Offered Space only if Tenant has remaining, and exercises, an extension option under Section 2.4.1 for the Premises so that the Offered Space shall be leased by Tenant for more than a three (3) year term. Any tenant or occupant of the Offered Space from time to time, or any affiliate thereof, shall not be considered a “third-party” for purposes of this Section 2.1.1, and Landlord shall be free to lease the Offered Space to the foregoing without offering the same to Tenant.

Landlord’s ROFO Notice under this Section 2.1.1 may be accepted by Tenant by written notice given within fifteen (15) Business Days of delivery of Landlord’s ROFO Notice, failing which, such offer shall be deemed conclusively waived by Tenant, and Landlord shall have no further obligation to offer the Offered Space to Tenant nor shall Tenant have any further right to lease the same under this Section 2.1.1. In the event that Tenant accepts any offer by Landlord under this section, the leasing of such Offered Space shall be documented by an amendment to this Lease. Tenant’s rights under this Section 2.1.1 shall be rendered void, at Landlord’s election, if Tenant is in default (subject to any applicable notice and cure periods) at the time Landlord offers any space to a third party or at the time Tenant’s lease of any Offered Space under this Section 2.1.1, would otherwise commence. If Landlord does not enter into a lease of such space within nine (9) months after the date of Landlord’s ROFO Notice to Tenant or if the lease which Landlord intends to enter into contains terms which are materially different or contains a rental rate which is less than ninety percent (90%) of the rental rate which is offered to Tenant, such space shall be deemed available space and Landlord shall have to present such space again to Tenant, and Landlord shall thereafter give the Landlord’s ROFO Notice to Tenant required by this Section.
If Tenant exercises its rights under this Section 2.1.1, Landlord shall use diligent good faith to deliver the Offered Space to Tenant as set forth in Landlord’s ROFO Notice. Landlord’s failure to deliver, or delay in delivering, all or any part of the Offered Space by reason of Force Majeure, as such term is defined in Section 4.2, and including continued occupancy of any such Offered Space by any occupant thereof shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such Offered Space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease; provided that if delivery of the Offered Space does not occur within ninety (90) days after the delivery date set forth in Landlord’s ROFO Notice, Tenant may elect to withdraw its exercise of its rights under this Section 2.1.1 by notice given within ten (10) Business Days after the expiration of such ninety (90) day period. If Tenant so notifies Landlord, Tenant’s Right of First Offer under this Section 2.1.1 shall not apply to the next lease of the Offered Space in question (but shall apply to subsequent leases thereafter).
This Section 2.1.1 shall not be construed to grant to Tenant any rights or interest in any space in the Building and any claims by Tenant alleging a failure of Landlord to comply herewith shall be limited to claims for monetary damages and Tenant may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto.
Tenant’s rights under this Section 2.1.1 are personal to Tenant and shall not apply to any Transferee of Tenant (other than a Transferee under a Permitted Transfer). If at any time during the Term Tenant has transferred more than thirty percent (30%) of the Premises (not including Permitted Transfers), then Tenant’s rights under this Section 2.1.1 shall be null and void and of no further force or effect.

2.2 APPURTENANT RIGHTS
2.2.1    COMMON FACILITIES. Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use the following in common with all others entitled thereto (subject to reasonable rules of general applicability to tenants and other users from time to time made by Landlord of which Tenant is given written notice): (a) the common lobbies, corridors, stairways, elevators and loading platform, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others; (b) common driveways and walkways necessary for access to the Building; (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby on such floor and serving the Premises; (d) the roof of the Building for telecommunications antennae; (e) the Parking Facilities; (f) facilities serving the Building from time to time intended for general use by Tenant, other Building tenants (if any), and visitors, subject to reasonable rules from time to time made by Landlord of which Tenant is given notice; (g) loading dock; and (h) any other facilities generally available to tenants in the Project, subject to reasonable rules from time to time in effect of which Tenant is given notice. Landlord shall maintain the common areas and facilities in good order and condition, including all landscaping, walkways, parking areas and other outdoor facilities (including, without limitation, outdoor lighting), consistent with other first-class mixed-use buildings in the greater Boston “Metro-West” area, and in compliance with all Legal Requirements. Such maintenance shall include snow removal in the outside areas of the Project providing access to the Project, the Building and/or the Parking Facilities for Tenant, including the walkways and parking areas. All of the rights set forth in this Section 2.2 shall be subject to reasonable rules from time to time made by Landlord of which Tenant is given written notice. Nothing contained in the Lease shall prohibit or otherwise restrict Landlord from changing, from time to time, without notice to Tenant, the location, layout or type of the forgoing common areas and facilities, provided that no such change shall materially and adversely affect Tenant’s appurtenant rights set forth in this Section 2.2 and Landlord shall not substantially reduce the number of parking spaces available for use of tenants of the Building, nor relocate such parking spaces except on a temporary basis or as a result of a Force Majeure event. In the event the parking shall be relocated pursuant to the preceding sentence, such parking may be relocated only within the Project and must be within reasonable walking distance to the Building. In no event shall Landlord ever reduce the parking ratio set forth in Section 2.2.2 below. Except as set forth in this Lease, including Article XI hereof, Tenant shall have no right of access or to use any portion of the roof of the Building.

2.2.2    PARKING. During the Term, Landlord shall, subject to the terms hereof, make available up to four hundred fifty-eight (458) unreserved (except as set forth in Section 2.2.2) parking spaces (calculated at a rate of 3.5 spaces per 1,000 rentable square feet in the Premises) in the Parking Facilities serving the Building (the “Parking Spaces”) at no additional cost to Tenant. All Parking Spaces shall be covered except those located on the roof. Landlord and Tenant shall at all times comply with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities respecting the use of the Parking Facilities. Landlord reserves the right to adopt, modify, and enforce reasonable written rules and regulations governing the use of the Parking Facilities from time to time, including designation of assigned parking spaces, requiring use of any key-card, sticker, or other identification or entrance systems and charging a fee for replacement of any such key card, sticker or other item used in connection with any such system. Subject to reasonable procedures for the security or safety of the Building and Parking Facilities and Force Majeure events, the Parking Spaces shall be available to Tenant 24 hours per day, 365/366 days per year. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Facilities, and any violation of the rules and regulations shall subject the car to removal from the Parking Facilities. Unless specified to the contrary, the Parking Spaces provided hereunder shall be provided on an unreserved, “first-come, first served” basis; provided, however, Tenant shall be entitled to designate up to two (2) of Tenant’s Parking Spaces in the location identified on Exhibit A-4 as reserved for Tenant which Landlord represents is Tenant’s pro rata share of assigned or reserved parking spaces (based upon the rentable floor area of the premises demised to such other tenants and the Rentable Floor Area of the Premises and the number of parking spaces designated for assignment to the other tenants). Tenant acknowledges that Landlord may arrange for the Parking Facilities to be operated by an independent contractor, not affiliated with Landlord. Landlord shall have the right, in its sole discretion, to establish preferred parking spaces reserved for car/van pool vehicles or for low emitting and fuel efficient vehicles, to reserve parking spaces for any electric vehicle charging station and to restrict the use of such spaces, and to pass through charges for the use of such electric vehicle spaces, and impose reasonable rules and regulations with regard to the same. Landlord shall have the right, in its sole discretion, to convert parking spaces into storage bicycle storage areas. All motor vehicles (including all contents thereof) shall be parked in the Parking Facilities at the sole risk of Tenant and Tenant’s assignees, subtenants, agents, contractors, employees, licensees, guests and invitees, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. Landlord shall use commercially reasonable efforts to enforce Tenant’s parking rights against other tenants of the Building, and their respective employees, contractors and invitees. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE LEASE, EXCEPT FOR LANDLORD’S NEGLIGENCE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE OR LOSS WHICH MIGHT OCCUR ON THE PARKING FACILITIES OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES IN ANY OF THE PARKING SPACES.

2.2.3    TENANT’S EMERGENCY GENERATOR. Subject to Legal Requirements and Landlord’s prior written approval of plans and specifications therefor pursuant to Section 5.9 below, Tenant may install, operate and maintain, in the location shown on Exhibit A-3 attached or another location mutually agreed to by the parties (the “Emergency Generator Location”), an emergency generator and equipment related thereto (collectively, the “Emergency Back-up Equipment”) at Tenant’s sole cost and expense. Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the Emergency Back-up Equipment, provided, however, subject to Legal Requirements and Landlord’s prior written approval of plans and specifications therefor, Tenant may also install, maintain and operate necessary utility connections between the Emergency Back-up Equipment and the Premises (which utility connections shall be deemed part of the Emergency Back-up Equipment). Landlord may, in its sole and absolute discretion, require Tenant, at Landlord’s cost, to relocate any or all of the Emergency Back-up Equipment to a location with comparable functionality, which relocation shall be performed by Tenant (or Landlord, at Tenant’s request) within a reasonable period following such request (taking into account any reasonable time necessary to obtain permits and approvals for such work, Tenant hereby agreeing to use commercially reasonable good faith efforts to obtain the same and to promptly commence and prosecute to completion such relocation thereafter). Landlord agrees to require such relocation no more than once during the Term (provided that such limitation shall not apply to temporary relocations required in connection with any required maintenance, repair or replacement of the Emergency Generator Location by Landlord). Landlord’s approval of the Emergency Back-up Equipment shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for the cost of repairing and maintaining the Emergency Back-up Equipment in good order, condition and repair and in compliance with Legal Requirements and for the cost of repairing any damage to the Building, or the cost of any necessary improvements to the Building, caused by or as a result of the installation, replacement and/or removal of the Emergency Back-up Equipment. Landlord makes no warranties or representations to Tenant as to the suitability of the Emergency Generator Location for the installation and operation of the Emergency Back-up Equipment. Tenant shall not install or operate the Emergency Back-up Equipment (or be obligated to relocate the emergency generator) until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof. In addition, Tenant shall comply with all reasonable Rules and Regulations in connection with the installation, maintenance and operation of the Emergency Back-up Equipment.
2.2.4    AMENITIES.
(a)    Conference Center; Cafeteria.
(i)    Subject to availability to tenants in the Building, and prior reservation in accordance with reasonable procedures implemented by Landlord and provided in writing to Tenant from time to time, commencing on or before the Substantial Completion Date, but subject to Force Majeure (the “Amenity Delivery Date”), Tenant shall have the right to use the conference center located in the Building (the “Conference Center”) in common with Landlord and others entitled thereto. Landlord intends for the Conference Center to include a lecture room, at least two (2) large conference rooms and a variety of meeting areas. Tenant shall reimburse Landlord for any additional out of pocket costs incurred by Landlord for additional set up or clean up costs incurred by Landlord at Tenant’s request. The use of such facilities shall be subject to such reasonable rules and requirements as Landlord may establish and provide in writing to Tenant, which reasonable rules and regulations shall be enforced in a non-discriminatory manner amongst all tenants in the Building, and to the extent of a conflict between such rules and regulations and this Lease, this Lease shall control. Notwithstanding any other provision herein to the contrary, Landlord reserves the right, upon written notice to Tenant, to modify, reconfigure, alter, or redesign the Conference Center as Landlord shall reasonably deem appropriate; provided, however, Landlord shall continue to make a Conference Center of substantially similar quality and size as in existence as of the Amenity Delivery Date available at the Building during the Term, provided, however, such facility may be relocated to other space in the Building, as reasonably determined by Landlord with input from the tenants of the Building.
(ii)    Tenant and its employees, contractors, visitors and consultants shall have the right to use the cafeteria (the “Cafeteria”) located in the Building from and after the Amenity Delivery Date and thereafter during the Term, provided such parties shall be responsible for payment of all charges for meals and other items purchased at the Cafeteria. The use of such facilities by Tenant and/or its employees, contractors, visitors and consultants shall be subject to compliance with the other provisions of this Section. From and after the Amenity Delivery Date and thereafter during the Term, Landlord shall use commercially reasonable efforts to continue to operate the Cafeteria, provided, however, that Landlord (A) shall not be required to subsidize the Cafeteria in any manner, and (B) in its reasonable discretion, may change the size, configuration or location of the Cafeteria area within the Building; provided, however, Landlord shall continue to make a Cafeteria of substantially similar quality and size as in existence as of the Amenity Delivery Date available in the Building. In the event that Landlord is unable to locate an operator that will operate the Cafeteria on terms, including, without limitation, economic terms reasonably acceptable to Landlord, Landlord shall have the right and option, in its reasonable business discretion, to take any steps necessary to reduce or eliminate such costs, including, without limitation, modification or reduction of the food service; provided, however, in the event of a reduction or modification of the food service, Landlord shall provide alternative food services, including, without limitation, delivery of food options from other cafeterias within the Project.
(b)    Bike Storage, and Fitness Center. Beginning as of the Amenity Delivery Date and thereafter during the Term, Tenant and its employees shall have the right to use in common with others entitled thereto the bike storage located in the Parking Facilities and the fitness facility serving the Building (the “Fitness Center”). Landlord shall have the right to require that users of the Fitness Center sign customary waivers of claims and comply with all safety and other procedures applicable to use of the Fitness Center. Notwithstanding any other provision herein to the contrary, Landlord reserves the right (i) to retain a third party operator to operate the Fitness Center, (ii) to lease the Fitness Center to a third party who agrees to operate a fitness facility which shall be available to tenants of the Project (including the Tenant) and their employees upon payment of standard charges, and/or (iii) to provide a Fitness Center which is unattended, and does not provide amenities such as towels, or otherwise use, the Fitness Center on substantially the same basis as set forth in this Lease. Landlord shall use commercially reasonable efforts to continue to make a fitness facility of substantially similar quality as in existence as of the Amenity Delivery Date available at the Building during the Term, provided, however, such facility need not be attended nor provide amenities such as towels, and may be relocated to other space in the Building, as reasonably determined by Landlord with input from the tenants of the Building. Landlord shall have the right and option, in its sole discretion, to terminate Tenant’s use of the Fitness Center upon thirty (30) days prior written notice to Tenant if the Fitness Center is temporarily closed due to (a) Force Majeure or (b) renovation. Subject to Section 2.6.3, any reasonable amounts paid by Landlord on account of its operation of the bike storage and the Fitness Center (including, without limitation, Landlord’s costs of cleaning, maintaining, and repairing the Fitness Center) shall be included in Landlord’s Operating Expenses.
2.3 RESERVATIONS
Landlord reserves for itself, its employees, agents and designees the right from time to time, with twenty-four (24) hours’ advance telephonic or Email notice (except in the event of an emergency, in which case no notice shall be required) and without unreasonable interruption or disturbance of Tenant’s use: (a) to enter the Premises and to install, erect, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building (including without limitation to other premises of other tenants), or either, pipes, ducts, conduits, wires, plumbing, electrical, telecommunications, fire suppression, HVAC and other components, systems and appurtenant fixtures, in and through the Premises and wherever located in the Premises or the Building, and to penetrate the Premises as necessary, appropriate or convenient to install and maintain any such structures and systems as determined by Landlord to be necessary, useful or convenient to the preparation, use and/or occupancy of other portions of the Building, and (b) to conduct construction activities in adjacent or nearby premises, to temporarily modify the means and/or configuration of access to the Premises for safety or convenience, and to alter or relocate any other common facility, including without limitation any lobby and courtyard areas. Installations, replacements and relocations referred to in clause (a) above shall be located as far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Landlord shall provide Tenant with reasonable prior notice of any such installation, replacement or relocation and shall use reasonable efforts to schedule the making thereof so as to minimize, to the extent practicable, the interference with Tenant’s business operations.

Landlord shall have the express right at its sole cost and expense (and in no event passed through as an Operating Expense), without Tenant’s consent, to install or to permit an affiliate or other third party to install, on-site power generation (i.e., solar, photovoltaic, or small wind systems) (“On-Site Power System”), at or on the Building or on the roof of the Parking Facilities. Tenant agrees to cooperate at no cost and expense to Tenant with Landlord in connection with the installation and on-going operation of any On-Site Power System; provided, however, such On-Site Power System shall not materially reduce, nor materially increase, and/or derogate from any of Tenant’s rights or responsibilities under this Lease. Tenant acknowledges and agrees that Tenant shall have no right to receive the benefit of any renewable energy credits or similar credits resulting from on-site energy generation or the Solar Panel System, including tax credits, rebates, benefits, reductions, offsets, and allowances resulting from the environmental or related attributes of the On-Site Power System.
2.4 TERM
(a) The “Term Commencement Date” shall be the date which Landlord shall deliver the Premises to Tenant in the Delivery Condition (as defined in Exhibit B) for the performance of Tenant’s Initial Construction (as hereinafter defined).
Upon request of either party, Tenant and Landlord shall execute documentation setting forth the Term Commencement Date and other matters in the form attached as Exhibit D (a “Confirmation of Lease Commencement”).
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2.4.1 EXTENSION OPTION. Tenant shall have the option to extend the Term for one (1) additional five (5) year extension term (the “Extension Term”) by notice given to Landlord at least twelve (12) months before the Term Expiration Date. Tenant’s election shall be exercised, and Annual Fixed Rent for the Extension Term determined, as set forth below. If Tenant fails timely to exercise its option for the Extension Term, Tenant shall have no further extension rights hereunder.
Tenant’s option so to extend the Term shall be void, at Landlord’s election, if Tenant is in default (subject to any applicable notice and cure periods set forth in this Lease) at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension. The extension of the Term shall be applicable to the entire Premises and Tenant shall have no right to extend the Term for only a portion of the Premises. During the Extension Term, if any, all provisions of this Lease shall apply except that Tenant shall have no further option to extend the Term after the Extension Term.
During the Extension Term, Tenant shall pay Annual Fixed Rent equal to the greater of (y) the then prevailing market rate for renewals of first class mixed use office buildings (specifically excluding consideration of rents attributable to space which is not office space) in the greater Waltham/Lexington market comparable to the Premises in terms of location within a building, finish (excluding any finishes not provided by Landlord but including finishes made using the Improvement Allowance), age, building quality and amenities for a tenant of equal size and financial strength as Tenant, under terms and conditions substantially the same as those of this Lease as though then available for occupancy for the Permitted Uses (or any higher and better use then being made by Tenant) in “as-is” condition or such better condition in which

Tenant is required to maintain the Premises (the “Fair Market Rent”), or (z) $55.00 per rentable square foot.
Landlord shall notify Tenant of its estimate of the Fair Market Rent within ten (10) days after Tenant exercises the extension option; provided, however, in no event shall Landlord be obligated to provide Tenant with its estimate of the Fair Market Rent more than twelve (12) months prior to the expiration of the then current Term. Tenant shall have the option to accept or reject by written notice Landlord’s estimate, or to withdraw its exercise of the extension option, in any case within fifteen (15) Business Days following delivery of Landlord’s estimate or within twenty-five (25) Business Days after Tenant exercises the extension option if Landlord does not provide Landlord’s estimate within such ten (10) day period. Failure to respond within such period shall be deemed a rejection of Landlord’s estimate. In the event Tenant rejects Landlord’s estimate then the Fair Market Rent shall be arbitrated in accordance with the following procedure.
Each of Landlord and Tenant, within twenty (20) days after notice by Tenant disputing Landlord’s estimate of the Fair Market Rent, shall (i) submit to the other in a sealed envelope its final estimate of the Fair Market Rent (“Estimates”) and (ii) appoint a commercial real estate broker with at least ten (10) years’ experience as a broker of office and/or use first class office/research/laboratory buildings in the Greater Boston area, including first class suburban office/research/laboratory buildings, and shall give notice of such appointment to the other party. If either Landlord or Tenant shall fail timely to appoint a qualified broker, then the broker appointed by the other party shall be the sole arbitrator for the purposes hereof. The two brokers shall, within five (5) Business Days after appointment of the second broker, appoint a third broker who shall be similarly qualified. If the two brokers are unable to agree timely on the selection of the third broker, then either broker on behalf of both may request such appointment from the Greater Boston Real Estate Board. The brokers shall be charged to reach a majority written decision in accordance with the standards for the Fair Market Rent as provided in this Section 2.4.1, within twenty (20) days after the third broker is appointed, by selecting either of the final Estimates of the Fair Market Rent provided by Landlord and Tenant at the commencement of the hearing. The brokers shall have no authority or jurisdiction to make any other determination of such amount. The cost of the third broker shall be borne equally by the parties and otherwise the parties shall bear their own costs. The parties acknowledge that notwithstanding anything to the contrary contained herein, the annual Fair Market Rent for the Extension Term shall in no event be less than $55.00 per rentable square foot of the then existing Premises in accordance with the third paragraph of this Section 2.4.1.
If Landlord should delay in giving the notice which begins the valuation procedures of this Section 2.4.1, or if the process should otherwise be delayed for any reason, then such procedures shall nevertheless remain in effect and be applicable when and as invoked with respect to Annual Fixed Rent payable during the Extension Term; but until such procedures are completed, Tenant shall pay on account of Annual Fixed Rent at the rate established for Annual Fixed Rent for the last twelve (12) months of the Term (and upon Fair Market Rent being established, Tenant shall pay the same within ten (10) days of such determination, retroactively to the beginning of the Extension Term). The parties shall adjust for over or under payments within twenty (20) days after the decision of the brokers is announced.

Promptly after the Annual Fixed Rent is determined for the Extension Term, Landlord and Tenant shall enter into an amendment of this Lease confirming the extension of the Term and the new rate for Annual Fixed Rent.
Tenant’s rights under this Section 2.4.1 are personal to Tenant and shall not apply to any Transferee of Tenant (other than a Transferee under a Permitted Transfer). If at the time of exercise, Tenant has transferred more than thirty percent (30%) of the rentable floor area of the Premises (not including Permitted Transfers), then Tenant’s rights under this Section 2.4.1 shall be null and void and of no further force or effect.
2.5    ANNUAL FIXED RENT
Tenant covenants and agrees to pay the Annual Fixed Rent in Section 1.1 to Landlord in advance in equal monthly installments commencing on the Rent Commencement Date (if not the first day of a month) and thereafter on the first day of each calendar month during the Term. Landlord shall credit Tenant the amount of $75,000 for design fees incurred by Tenant for the Tenant’s Plans in the form of free rent to be applied on the Rent Commencement Date (“Design Fee Reimbursement”). All payments shall be due without billing or demand and without deduction, setoff or counterclaim, except as expressly set forth in this Lease. Tenant shall make payment for any portion of a month at the beginning or end of the Term. All payments shall be payable to Landlord at Landlord’s address, as specified in Section 1.1, via ACH, or to such other entities at such other places as Landlord may from time to time designate. Tenant acknowledges that the rent abatement during the period between the Term Commencement Date and the Rent Commencement Date is being granted to Tenant in consideration of the timely and faithful performance by Tenant of all of the terms and conditions of the Lease. If at any time from and after the Term Commencement Date through the Rent Commencement Date, there occurs any default of Tenant under this Lease, and such default continues beyond applicable notice and cure periods, then Tenant’s right to abate the Annual Fixed Rent under this Section 2.5 shall toll (and Tenant shall be required to pay the Annual Fixed Rent during any such period) until Tenant has cured, to Landlord’s commercially reasonable satisfaction, such default.
Without limiting the foregoing, except as expressly set forth in this Lease, Tenant’s obligation so to pay Rent (as hereinafter defined) shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence; and, except as expressly set forth in this Lease, Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover Rent.
The foregoing notwithstanding, if Landlord fails for any reason within Landlord’s reasonable control to provide an Essential Service (as hereinafter defined) to be supplied by Landlord under the Lease which is necessary for Tenant’s reasonable use of the Premises, and Tenant is unable to use the Premises on account of such failure, Tenant shall be entitled to a proportional abatement of Annual Fixed Rent and Additional Rent for Landlord’s Operating Expenses and Taxes based on the portion of the Premises which cannot be used by Tenant. This abatement shall begin on the sixth (6th) consecutive Business Day from Tenant’s written notice to Landlord of the failure. The abatement shall end when the services are restored sufficiently to permit use of the Premises. “Essential Service” for purposes of this Section shall be considered HVAC, electricity, gas, sewer, and water.
2.6    ADDITIONAL RENT - OPERATING EXPENSES AND TAXES
2.6.1 ADDITIONAL RENT – DEFINITIONS. For purposes of this Lease:
(a)    “Expense Pool(s) ” shall be defined as, individually or collectively, as applicable, the Project Expense Pool, the Building Expense Pool, the Office Area Expense Pool, and the Laboratory Area Expense Pool (each as hereinafter defined). Landlord’s Operating Expenses and Landlord’s Taxes, as hereinafter defined, shall be allocated by Landlord, in accordance with this Section 2.6.1, to the appropriate Expense Pool. Landlord’s Operating Expenses shall be equitably allocated by Landlord to an Expense Pool only if the rentable areas of the premises to which such Expense Pool is to be allocated have the benefit from the service or facility for which such Operating Expense is incurred, and no Operating Expense shall be allocated to more than one Expense Pool. Each Expense Pool shall be defined as follows:
(i)    The “Project Expense Pool” shall include only Landlord’s Operating Expenses incurred for services and facilities that benefit the entirety of the Project;
(ii)    The “Building Expense Pool” shall include only Landlord’s Operating Expenses incurred for services and facilities that benefit the entirety of the Building (but not the entirety of the Project) and Landlord’s Taxes;
(iii)    The “Office Area Expense Pool” shall include only Landlord’s Operating Expenses incurred for services and facilities that benefit the entirety of the Office Area (but no other portion of the Building or Project); and
(iv)    The “Laboratory Area Expense Pool” shall only include Landlord’s Operating Expenses incurred for services and facilities that benefit the entirety of the Laboratory Area (but no other portion of the Building or Project).
Any Landlord’s Operating Expense which solely benefits the Office Area shall be allocated 100% to the Office Area Expense Pool. Similarly, any Landlord’s Operating Expense which solely benefits the Laboratory Area shall be allocated 100% to the Laboratory Area Expense Pool. For the avoidance of doubt, no Landlord’s Operating Expenses incurred for services or facilities solely benefitting the Laboratory Area shall be allocated to the Project Expense Pool, the Building Expense Pool or the Office Area Expense Pool.
(b)    “Tenant’s Expense Payment Amount” shall, subject to the provisions of this Section 2.6, be defined as the sum of the portion of each Expense Pool which is allocable to Tenant, calculated in accordance with the following:
(i)    Project Expense Pool: The product of: (x) all Landlord’s Operating Expenses allocated to the Project Expense Pool, multiplied by a fraction (“Tenant’s Project Expense Share”), the numerator of which is the Rentable Floor Area of Premises and the denominator of which is the total rentable square footage of the Buildings in the Project; plus

(ii)     Building Expense Pool: The product of: (x) all Landlord’s Operating Expenses and Landlord’s Taxes allocated to the Building Expense Pool, multiplied by a fraction (“Tenant’s Building Expense Share”), the numerator of which is the Rentable Floor Area of Premises and the denominator of which is the Rentable Floor Area of Building; plus
(iii)    Office Area Expense Pool: The product of: (x) all Landlord’s Operating Expenses allocated to the Office Area Expense Pool, multiplied by a fraction (“Tenant’s Office Expense Share”), the numerator of which is the Rentable Floor Area of Premises and the denominator of which is the rentable square footage of the Office Area.
Tenant’s Project Expense Share, Tenant’s Building Expense Share, and Tenant’s Office Expense Share shall collectively be referred to herein as “Tenant’s Expense Share.” Notwithstanding the foregoing, if there is a reasonably determinable basis for an allocation of any Landlord’s Operating Expense among the Expense Pools or within an Expense Pool that should not be strictly on a per rentable square foot basis, Landlord shall reallocate such Landlord’s Operating Expenses among the Expense Pools or within the applicable Expense Pool in order to achieve a fair allocation of such Landlord’s Operating Expenses (e.g., without limitation, by reason of relative consumption) and equitable determination of Tenant’s Expense Payment Amount. Tenant’s Expense Payment Amount shall not include any Landlord’s Operating Expenses which are allocated to the Laboratory Area Expense Pool.
2.6.2    ADDITIONAL RENT - GENERAL COVENANT. Tenant covenants and agrees to pay to Landlord, as “Additional Rent”, (i) Tenant’s Expense Payment Amount and (ii) any other charges payable by Tenant to Landlord under this Lease. Landlord shall not collect from Tenant and other tenants more than one hundred percent (100%) of Landlord’s Operating Expenses and Landlord’s Taxes actually incurred by Landlord. The term “Rent” as used in this Lease shall mean Annual Fixed Rent and Additional Rent as set forth in this Lease.
2.6.3    PAYMENT. Additional Rent for Landlord’s Operating Expenses and Landlord’s Taxes under this Section 2.6 shall be paid for any portion of a month at the beginning of the Term and thereafter in monthly installments on the first day of each calendar month in amounts reasonably estimated by Landlord for the then current calendar year, all without deduction, setoff or counterclaim, except as expressly set forth in Section 2.5 hereof. Landlord may from time to time revise (but not more than two times in any year) such estimates based on available information relating to Landlord’s Operating Expenses and Landlord’s Taxes or otherwise affecting the calculation hereunder. Landlord will use commercially reasonable good faith efforts to provide Tenant with an accounting statement of Landlord’s Operating Expenses and Landlord’s Taxes and other data necessary to calculate Additional Rent hereunder thirty (30) days prior to each such calendar year prepared in reasonable “line item” detail, and consistently maintained from year to year in accordance with generally accepted accounting principles (GAAP). Landlord shall use commercially reasonable good faith efforts to provide such statement within one hundred twenty (120) days after the end of each calendar year. Any such statement shall be binding upon Tenant unless disputed in accordance with Section 2.6.5. Upon issuance thereof, there shall be an adjustment between Landlord and Tenant for the calendar year covered by such accounting to the end that Landlord shall have received the exact amount of

Additional Rent due hereunder. In no event shall Additional Rent for Operating Expenses and Taxes be less than zero. Any overpayments by Tenant hereunder shall be credited against the next payments of Additional Rent due under this Section 2.6, provided there are no outstanding amounts due Landlord under this Lease at such time. Any underpayments by Tenant shall be due and payable within thirty (30) days of delivery of Landlord’s statement. With respect to the calendar year in which the Term begins or ends, the adjustment shall be prorated for the portion of the year included in the Term, but shall take place nevertheless at the times provided in the preceding sentences and any overpayments by Tenant hereunder shall be paid to Tenant within thirty (30) days following the expiration of the Term, to the extent there are no outstanding amounts due Landlord under this Lease.
2.6.4    “LANDLORD’S OPERATING EXPENSES” - DEFINITION. “Landlord’s Operating Expenses” means all reasonable and customary costs of Landlord in owning, servicing, operating, managing, maintaining, and repairing the Building, Land, and all improvements thereon and providing services to tenants including, without limitation, the costs of the following: (a) supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons engaged in the operation, maintenance, security, cleaning and repair of the Building and Land, including Social Security, old age and unemployment taxes and so-called “fringe benefits”; (b) building services furnished to tenants of the Building at Landlord’s expense (including the types of services provided to Tenant pursuant to Section 4.1 hereof) and maintenance and repair of and services provided to or on behalf of the Building performed by Landlord’s employees or by other persons under contract with Landlord; (c) utilities consumed and expenses incurred in the operation, maintenance and repair of the Building including, without limitation, oil, gas, electricity (other than electricity to tenants in their premises if Tenant is directly responsible for payment under this Lease on account of electricity consumed by Tenant), water, sewer and snow removal (including without limitation rooftop snow removal); (d) commercially reasonable costs of casualty, liability and other insurance, and unreimbursed costs incurred by Landlord which are subject to an insurance deductible; (e) provided that any of the following are available for use by Tenant (and provided that the cost is applicable to all tenants of the Building who benefit from the use of a cafeteria, conference center, other food service facility or physical fitness facility), costs of operating any cafeteria, conference center, other food service facility, or physical fitness facility for use of tenants generally and/or management office (including rent); (f) management fees not to exceed three percent (3%) of gross rental income; (g) any such costs of Landlord incurred with respect to the Project that are reasonably allocated to the Building; (h) actual operating costs incurred in maintaining and operating the Building in accordance with applicable LEED standards following the Substantial Completion Date (it being understood and agreed that such LEED certification shall be achieved by Landlord at its sole cost and expense and not as an Operating Expense by Landlord on or prior to the Substantial Completion Date); and (i) actual operating costs incurred in maintaining and operating the Building in accordance with other energy efficiency or environmental sustainability standards including but not limited to a Sustainability Policy or Green Certification (as further defined in this Lease). If Landlord, in its reasonable discretion, installs a new or replacement capital item for the purpose of reducing (or avoiding increases in) or conserving the use of energy in the Building, complying with any building code or other law, regulation, or legal requirement not in effect prior to the effective date of this Lease, complying with requirements of any insurer not in effect prior to the Term Commencement Date, to meet applicable LEED or other energy efficiency standards not in effect prior to the Substantial Completion Date, or otherwise relating to the operation of the Building, the cost of such item amortized on a straight line basis over its useful life and in accordance with generally accepted accounting principles (“GAAP”) with interest at the “Prime Rate” (as published in the Wall Street Journal or comparable financial publication reasonably selected by Landlord) plus Two Percent (2%) shall be included in Landlord’s Operating Expenses.
Notwithstanding anything contained in this Lease to the contrary, Landlord’s Operating Expenses shall not include (i) any costs or expenses incurred by Landlord in the completion of the Landlord’s Initial Construction, the Delivery Condition or any construction for tenants for which Landlord is entitled to reimbursement; (ii) payments of principal, interest or other charges on mortgages and other financing costs with respect to the Building or the Project; (iii) costs for categories of services provided to other tenants but not to Tenant; (iv) salaries and other compensation (including fringe benefits other than insurance plans and tax-qualified benefit plans) of Landlord’s executives, principals, and senior management above the grade of facilities general manager (except as the same may be reflected in the management fee for the Building or attributable to actual Building operations); (v) costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Building; (vi) advertising, marketing, promotional, public relations or brokerage fees, commissions or expenditures; (vii) interest or penalties for any failed payments by Landlord under any contract or agreement; (viii) costs (including, without limitation, attorneys’ fees and disbursements) in excess of reasonable insurance deductible amounts incurred in connection with any judgment, settlement or arbitration award resulting from any negligence or willful misconduct of Landlord or its agents; (ix) costs of electricity or utilities furnished directly to any premises of other tenants of the Building where such utility is separately metered to such premises or such tenant pays a separate charge therefor; (x) costs incurred in connection with Landlord’s preparation, negotiation, dispute resolution and/or enforcement of leases, including court costs and attorneys’ fees and disbursements in connection with any summary proceeding to dispossess any other tenant, or incurred in connection with disputes with prospective tenants, leasing agents, purchasers or mortgagees; (xi) costs of repairs, restoration or replacements occasioned by fire or other casualty in excess of reasonable insurance deductible amounts, or caused by the exercise of the right of eminent domain; legal and other professional fees relating to matters which are excluded from Landlord’s Operating Expenses for the Building; (xii) the cost to make improvements, alterations and additions to the Building which are required in order to render the same in compliance with laws, rules, orders, regulations and/or directives as in effect and generally enforced after the date of this Lease; (xiii) the cost of environmental monitoring, compliance, testing and remediation performed in, on, about and around the Building or the Land except as otherwise provided in Section 5.2 hereof; (xiv) depreciation; (xv) amounts other than the management fee specified above and costs and charges under clause (vii) above, paid to subsidiaries or affiliates of Landlord for services rendered to the Building to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties; (xvi) the original design and construction costs of the Building and Project and costs of correcting defects in such original design and construction (including materials and equipment); (xvii) ground rent or similar payments to a ground lessor; (xviii) expenditures for the replacement of any item covered by installation of or any warranty (to the extent of the coverage of such warranty); (xix) costs to correct any penalty or fine due incurred by Landlord due to Landlord’s violation of any federal, state or local law or regulation (except as a result of Tenant’s failure to pay any amounts due herein); (xx) costs of repair necessitated by Landlord’s negligence or willful misconduct; (xxi) expenses for any item or service that Tenant pays directly to a third party or separately reimburses Landlord; (xxii) expenses incurred by Landlord to the extent the same are reimbursed by other tenants or third parties; (xxiii) any expense associated with the operation of Landlord’s business entity or interest therein as distinguished from the cost and operation of the Building; (xxiv) reserves; (xxv) costs of the acquisition or installation of or any lease of sculpture, paintings or other objects of art which are the quality and nature of “fine art,” rather than decorative artwork customarily found in buildings which are similar to the Building, and/or special maintenance and cleaning costs in connection therewith; (xxvi) except as expressly permitted above, costs of alterations, capital improvements, equipment, replacements and other items that under GAAP are properly classified as capital expenditures (including, without limitation, the costs of paving any parking areas other than those which are permitted above; (xxvii) any cost for which Landlord is responsible under Section 4.4 below; (xxviii) any ground lease rental; (xxix) management fees in excess of that amount allowed pursuant to (f) above; (xxx) costs, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; (xxxi) rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment ordinarily considered to be capital items, except for: (a) expenses in connection with making repairs on or keeping buildings systems in operation while repairs are being made and (b) costs of equipment not affixed to the Building which is used in providing janitorial or similar services; (xxxii) costs of signs in or on the Building identifying the owner of the Building or other tenants’ signs; (xxxiii) tax penalties incurred as a result of Landlord’s negligence, inability, failure or unwillingness to make payments and/or to file any tax or informational returns when due (except to the extent such failure results from Tenant’s failure to pay any amounts due herein); (xxxiv) costs arising from Landlord’s charitable or political contributions; (xxxv) costs arising during the contractual warranty period from construction defects in the base, shell or core of the Building or improvements installed by Landlord; (xxxvi) any expenses incurred by Landlord for use of any portions of the Building to accommodate events Tenant’s employees, agents, or invitees are not otherwise entitled to attend, including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies and advertising beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building in normal operations during standard Building hours of operation; (xxxvii) any entertainment, dining or travel expenses of Landlord for any purpose; (xxxviii) any flowers, gifts, balloons, etc. provided to any entity whatsoever, including but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents; (xxxix) any “above-standard” cleaning, including, but not limited to construction cleanup or special cleanings associated with private parties/events and specific tenant requirements in excess of service provided to Tenant, including related trash collection, removal, hauling and dumping; (xl) any costs to remove, test or remediate the presence of Hazardous Substances in or about the Project for which Tenant is not responsible under this Lease; and (xli) Landlord’s general corporate overhead and general and administrative expenses.
For any calendar year during the Term, Landlord’s Operating Expenses (adjusted to 95% occupancy) and any Expense Pool shall not include the amount (if any) by which (x) the aggregate Controllable Operating Expenses (as defined below) for such year exceed (y) the Capped Amount (as defined below) for such year.  As used herein, the term “Controllable Operating Expenses” shall mean all Landlord’s Operating Expenses, the amount of which can be reduced by Landlord without violating any applicable legal requirements, the terms of any institutional financing for the Building, or standards for the operation and maintenance of comparable institutionally owned office properties in the greater Boston, Massachusetts “128 Central” area and, without limiting the generality of the foregoing, specifically excluding the costs of utilities, Landlord’s Taxes, insurance, snow and ice removal, union labor, compliance with any building code or other law, regulation, or legal requirement to the extent not in effect or generally enforced on the date as of this Lease, and matters arising from Force Majeure or other causes beyond Landlord’s reasonable control.  The term “Capped Amount” for any year of the Term shall mean the aggregate amount of Controllable Operating Expenses for the first year of the Term, as such amount shall be increased on a cumulative basis by five percent (5%) per annum through such year of the Term.  For purposes of clarity, the calculation of Controllable Operating Expenses shall exclude items and costs of services provided to the Premises that are separately charged to Tenant under other provisions of the Lease (e.g., after-hours HVAC usage). If Landlord, in its reasonable discretion, installs a new or replacement capital item for the purpose of reducing or conserving the use of energy in the Building, complying with any building code or other law, regulation, or Legal Requirement not in effect as of the date of this Lease, complying with requirements of any insurer, or otherwise relating to the operation of the Building, the cost of such item amortized on a straight line basis over its useful life in accordance with GAAP with interest at the Prime Rate shall be included in Landlord’s Operating Expenses.
2.6.5    “LANDLORD’S TAXES” - DEFINITION. “Landlord’s Taxes” means all taxes, assessments and similar charges assessed or imposed on the Land for the then current year by any governmental authority attributable to the Building and any associated parking structure (including personal property associated therewith). The amount of any special taxes, special assessments and agreed or governmentally imposed “in lieu of tax” or similar charges shall be included in Landlord’s Taxes for any year but shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax, special assessment or such charge required to be paid during or with respect to the year in question. Landlord’s Taxes include expenses, including reasonable fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reduction or to assure maintenance of Landlord’s Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings. Landlord shall account for such expenses and for any final reduction in Landlord’s Taxes granted by the governmental taxing authority in such abatement proceeding in the accounting statement of Landlord’s Operating Expenses and Taxes prepared pursuant to Section 2.6.2 above covering the year in which such expenses were incurred or the year in which such final tax reduction was actually granted, as applicable. Landlord’s Taxes exclude income taxes of general application and all estate, succession, inheritance and transfer taxes. If at any time during the Term there shall be assessed on Landlord, in addition to or in lieu of the whole or any part of the ad valorem tax on real or personal property, a capital levy or other tax on the gross rents or other measures of Building operations, or a governmental income, franchise, excise or similar tax, assessment, levy, charge or fee measured by or based, in whole or in part, upon building valuation, gross rents or other measures of Building operations or benefits of governmental services furnished to the Building, then any and all of such taxes, assessments, levies, charges and fees, to the extent so measured or based, shall be included within the term Landlord’s Taxes, but only to the extent that the same would be payable if the Building and Land were the only property of Landlord. Landlord shall pay all Landlord’s Taxes in a timely manner.
2.6.6    AUDIT RIGHTS. At the request of Tenant at any time within one hundred twenty (120) days after Landlord delivers Landlord’s statement of Landlord’s Operating Expenses and Landlord’s Taxes to Tenant, Tenant (at Tenant’s expense) shall have the right to examine Landlord’s books and records applicable to Landlord’s Operating Expenses and Taxes. Such right to examine the records shall be exercisable: (a) upon reasonable advance notice to Landlord and at reasonable times during Landlord’s business hours; (b) only during the 120 day period following Tenant’s receipt of Landlord’s statement of the actual amount of Landlord’s Operating Expenses and Landlord’s Taxes for the applicable calendar year; and (c) not more than once each calendar year. Notwithstanding anything herein to the contrary, Tenant shall have no right to examine Landlord’s books and records and audit Landlord’s Operating Expenses and Landlord’s Taxes if Tenant shall have withheld or otherwise failed to pay any Additional Rent when due. Landlord’s statement of Operating Expenses and Landlord’s Taxes shall be binding upon Tenant except as to items specifically disputed in writing by notice from Tenant to Landlord given within 120 days after Landlord delivers the statement to Tenant. Tenant shall pay all costs of the audit, provided, however, if Tenant is found to have overpaid Additional Rent for Operating Expenses and Landlord’s Taxes by more than 5% for the year in question, Landlord shall reimburse Tenant for all reasonable costs of the audit, not to exceed Ten Thousand Dollars and 00/100 ($10,000.00) and the amount of the overcharge shall be credited against Tenant’s next payment of Rent (or refund such amount to Tenant if the Term has ended and Tenant has no further obligations to Landlord under this Lease). The foregoing obligation of Landlord shall survive the expiration or earlier termination of this Lease. If the audit shall determine that Tenant was undercharged for the Operating Expenses and Landlord’s Taxes, Landlord may invoice Tenant for such amount and Tenant shall pay the amount of such undercharge to Landlord within thirty (30) days after receipt of such invoice and all costs associated with the audit. In any event, any audit of Landlord’s Operating Expenses and Landlord’s Taxes shall be conducted by an independent certified public accountant retained by Tenant, Tenant’s Chief Financial Officer or an auditing firm approved by Landlord for such purpose (each, an “examiner”). In no event shall Landlord ever be required to approve any examiner of Tenant who is being paid on a contingent fee basis or is representing other tenants in the Building.
2.6.7    As a condition precedent to performing any such examination of Landlord’s books and records, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement in form acceptable to Landlord agreeing to keep confidential any information that they discover about Landlord or the Building in connection with such examination. Without limiting the foregoing, such examiners shall also be required to agree that they will not represent any other tenant in the Building in connection with examinations of Landlord’s books and records for the Building unless said tenant(s) have retained said examiners prior to the date of the first examination of Landlord’s books and records conducted by Tenant pursuant to this Section 2.6.7 and have been continuously represented by such examiners since that time. Notwithstanding any prior approval of any examiners by Landlord, Landlord shall have the right to rescind such approval at any time if in Landlord’s reasonable judgment the examiners have breached any confidentiality undertaking to Landlord or cannot provide acceptable assurances and procedures to maintain confidentiality.
2.7    ELECTRICITY
Tenant covenants and agrees to pay as Additional Rent the cost of electricity used in or for the Premises (including, without limitation, air handling units or other HVAC equipment serving the Premises), for Supplemental Equipment, and, if applicable, for any special equipment installed by or for Tenant elsewhere in the Building, which shall be submetered and billed to Tenant monthly.
Landlord may, at any time, at its sole election, discontinue the furnishing of electric current upon not less than three months’ notice (or such longer time as may be required to make arrangements with the electric utility for direct service provided Tenant exercises diligent efforts to complete said arrangements as soon as possible), whereupon Tenant’s obligation to pay Additional Rent under this Section shall cease. In electing to discontinue furnishing electric current, Landlord shall not discriminate between Tenant and other tenants of the Building similarly situated with respect to the reason for discontinuance of electric service. If Landlord elects to discontinue electric service, Tenant shall contract directly with the utility company supplying electric current and Landlord shall, at its expense, bear all costs associated with converting the Premises to utility company service and shall furnish and install, in the Premises or other location, necessary transmission lines and metering equipment used in connection with measuring Tenant’s consumption of electric current. Tenant shall be responsible for maintenance and repair of such transmission and metering equipment during the balance of the Term.
Tenant covenants and agrees that Landlord shall in no event be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quality or character of electrical service is changed or is no longer suitable for Tenant’s requirements. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the Building or the risers or wiring or installation of the Building.
Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto. In the event any governmental entity promulgates or revises any Legal Requirements after the Term Commencement Date, or issues mandatory controls after the Term Commencement Date relating to the use or conservation of energy, water, gas, light or electricity, or the provision of any other utility or service furnished by Landlord in the Building, Landlord may take any appropriate action to comply with such provision of Legal Requirements or mandatory controls, including the making of alterations to the Building, subject, however, to the terms and conditions of this Lease. Neither Landlord’s actions nor its failure to act shall entitle Tenant to any damages, abate or suspend Tenant’s obligation to pay Annual Fixed Rent and Additional Rent or constitute or be construed as a constructive or other eviction of Tenant except as otherwise specifically set forth herein. The parties hereto shall comply with all mandatory energy conservation controls and requirements applicable to the Building that are imposed or instituted by the federal, state, county or municipal governments after the Term Commencement Date and are of general applicability to the occupants of the Building, including, without limitation, controls on the permitted range of temperature settings in office/retail buildings, and requirements necessitating curtailment of the volume of energy consumption or the Hours of Operation of the Building. Any terms or conditions of this Lease that conflict or interfere with compliance with such controls or requirements shall be suspended for the duration of such controls or requirements. Compliance with such controls or requirements shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement of any rent payable hereunder.
ARTICLE III
CONSTRUCTION
3.1    LANDLORD WORK
3.1.1 GENERAL. Except for Landlord’s Initial Construction as set forth in and described in Exhibits B, B-1, B-2 and B-3, the Premises are being leased in their broom-clean, “as-is” condition without representation or warranty by Landlord except as expressly set forth in this Lease, and Landlord shall not be required to perform any work in connection with Tenant’s initial occupancy of the Premises except as set forth in Exhibits B, B-1, B-2 and B-3 but the foregoing shall not affect Landlord’s obligations set forth in this Lease with respect to maintenance and repair and in the event of a fire or casualty. Landlord shall deliver the Premises for Tenant’s construction of the Tenant’s Initial Construction in the Delivery Condition on the Term Commencement Date in compliance with applicable Legal Requirements. Except for Landlord’s Initial Construction, Improvement Allowance and Space Planning Allowance, Tenant shall be solely responsible for all costs related to the design, installation, labor, security, conduit and materials of all telephone, data, cabling and fiber optic requirements inclusive from public utility pathways in the Building to the Premises.
3.1.2    LANDLORD’S INITIAL CONSTRUCTION. Landlord, at Landlord’s cost, shall perform the Delivery Condition and Landlord’s Initial Construction in accordance with the provisions of Exhibit B using new and Building standard materials. Landlord’s Initial Construction shall be performed in strict accordance with the Landlord/Tenant Matrix attached hereto as Exhibit B-1, the requirements of Exhibit B-2 and the Base Building Plans and Specifications included as Exhibit B-3 (referred to herein as the “Landlord’s Plans”), in a good and workmanlike manner, and in accordance with all applicable Legal Requirements. Landlord and Tenant shall use commercially reasonable efforts to coordinate the prosecution of Landlord’s Initial Construction and Tenant’s Initial Construction. Any additional improvement to the Premises not shown on the Landlord/Tenant Matrix, or Landlord’s Plans, that are requested by Tenant and approved by Landlord shall be constructed at Tenant’s sole cost and expense (and

Tenant may use the Improvement Allowance and Space Planning Allowance for such costs and expenses), subject to all terms and provisions of this Lease.
3.2    INTENTIONALLY OMITTED
3.3.    TENANT’S INITIAL CONSTRUCTION
Tenant at Tenant’s expense, subject to payment of the Improvement Allowance and Space Planning Allowance and the performance by Landlord of the work in Exhibits B-1, B-2 and B-3, shall perform all work Tenant considers necessary or desirable by Tenant to make the Premises ready for Tenant’s occupancy (“Tenant’s Initial Construction”) in accordance with the provisions of Exhibit B. In connection with the design and construction of Tenant’s Initial Construction, Tenant shall comply with Landlord’s then existing construction project rules and regulations.
3.4    OTHER CONSTRUCTION
Landlord shall use commercially reasonable efforts, at no material additional cost to Landlord and except in the event of an emergency or unsafe condition, to coordinate with other tenants of the Building to schedule the performance of any excessively noisy or disruptive construction work (such as core drilling) outside of Hours of Operation.
ARTICLE IV
LANDLORD’S COVENANTS
4.1    LANDLORD’S COVENANTS
4.1.1    BUILDING SERVICES. Landlord shall furnish services, utilities, facilities and supplies set forth in this Section 4.1.1. Tenant may obtain additional services, utilities, facilities and supplies from time to time upon reasonable advance request or Landlord may furnish the same without request if Landlord reasonably determines that Tenant’s use or occupancy of the Premises necessitates the same (for example where the condition of the Premises necessitates additional cleaning services or where snow removal is needed for access to and operation or maintenance of any equipment used by Tenant, including without limitation generators, telecommunications equipment or supplemental HVAC equipment whether on the roof, ground or elsewhere or in the event Tenant shall use greater than its proportionate share of any available capacities for any services, utilities, facilities or supplies as may be set forth in the Landlord/Tenant Matrix included in Exhibit B-1), and, in either case, the cost of the same at reasonable rates from time to time established by Landlord shall constitute Additional Rent, payable within thirty (30) days after written demand. For all purposes in this Lease, the phrase “Hours of Operation” shall mean Mondays through Fridays excepting legal holidays in the state in which the Building is located from 7:00 a.m. to 6:00 p.m. and on Saturdays from 9:00 a.m. to 1:00 p.m. Landlord will provide Tenant with online review access only for the Building Management System. Tenant shall have access to the Premises 24-hours per day, 7 days per week.
(a)    WATER CHARGES. Landlord shall furnish hot and cold water (at temperatures supplied by the city in which the Building is located) for ordinary office cleaning, toilet, lavatory and drinking purposes. Such water shall be made available from the main connection point for such service on the floor and floors, as applicable, on which the Premises is located and the distribution of water within the Premises shall be provided by Tenant. If Tenant uses water for any purpose other than for ordinary lavatory and drinking purposes, Landlord may assess a reasonable charge for the additional water so used by installing a water meter and thereby measure Tenant’s water consumption for all purposes. In such event, Tenant shall pay the cost of the meter and the cost of installation thereof as Additional Rent within thirty (30) days of demand and shall keep such meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in the event Tenant fails timely to make any such payment, Landlord may pay such charges and collect the same from Tenant upon demand as Additional Rent. Landlord represents that the Building is designed in such a way so as to separately meter water consumption for each tenant within the Building.
(b)    GAS CHARGES. Landlord shall contract with the utility provider for gas service to the Building, including the Premises. The cost of gas (without mark-up to Tenant) used to serve base Building plumbing, mechanical and electrical systems shall be included in Landlord’s Operating Expenses reimbursed by Tenant in accordance with Section 2.6.
(c)    CLEANING AND TRASH REMOVAL. Landlord shall cause the common areas of the Building and the Premises including all restrooms to be kept clean, in good order and condition in a manner consistent with other first-class office buildings in the greater Boston “Metro-West” area provided the same are maintained and kept in good order by Tenant. Cleaning standards shall be in accordance with Exhibit C. Tenant agrees, at its sole cost and expense, except to the extent recycling and waste management services are provided by Landlord, (a) to comply with all present and future laws, orders and regulations of the Federal, State, county, municipal or other governing authorities, departments, commissions, agencies and boards regarding the collection, sorting, separation, composting and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (b) to comply with Landlord’s recycling policy (which shall be uniformly applied to all similarly situated office tenants), if any, as part of Landlord’s Sustainability Policy where it may be more stringent than applicable law; and (c) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section.
(d)    HEAT AND AIR-CONDITIONING. Landlord shall furnish heating and cooling to the Premises for reasonably comfortable occupancy of the Premises during the Hours of Operation subject to casualty, eminent domain or as otherwise specified in this Article. If Tenant requests Landlord to provide heat or air conditioning beyond the Hours of Operation, Tenant shall pay Landlord therefor at rates reasonably established by Landlord from time to time, to reflect Landlord’s actual cost without mark-up to Tenant. To the extent that Tenant requires heating and/or cooling services in excess of those provided by connection to the Building HVAC systems, Tenant shall install and maintain, at its sole cost (and Landlord shall not be liable for) supplemental HVAC systems in accordance with the provisions of this Lease. Subject to Section 2.5 hereof, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services; provided that Landlord diligently uses good faith efforts to cure any such interruption or impairment. Except as set forth in this Lease, Landlord has made no express representations or warranties and disclaims any implied representations or warranties relating to the condition of the Premises and common areas, or any part thereof, including, but not limited to, the HVAC and other building systems, the indoor air quality (IAQ) within the Premises and common areas, and the environmental condition of the Premises and common areas.
4.1.2    REPAIRS. Except as otherwise provided in this Lease (and except for repairs to items referred to below necessitated by Tenant’s act or neglect, which shall be Tenant’s repair obligation under Section 5.1), and subject to reimbursement to the extent set forth in Section 2.6, Landlord shall maintain and make such repairs to (i) the roofs, exterior walls, exterior windows of the Premises (except if such damage or repair is necessitated by the Tenant’s negligence or willful misconduct), foundation, floor slabs, core walls, all restrooms within the Premises and the common areas and facilities in the Building; and (ii) all base Building systems, including mechanical (including HVAC, but specifically excluding any supplemental heating, ventilation or air conditioning equipment or systems exclusively serving the Premises installed at Tenant’s request or as a result of Tenant’s requirements in excess of Building standard design criteria), gas, electrical, plumbing, elevator, and fire/life safety and security systems serving the Building in general and up to the point of connection of these systems to the Premises, as may be necessary to keep them in good order, condition and repair.
4.1.3    QUIET ENJOYMENT. Landlord covenants that Tenant, on paying the Rent and performing the Tenant obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of law and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other so-called quiet enjoyment covenant, either express or implied.
4.2    INTERRUPTION
Except as expressly set forth in this Lease, Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business arising from Landlord or its agents entering the Premises for any of the purposes authorized in this Lease or from repairs by Landlord of any portion of the Building (provided, however, that Landlord shall use commercially reasonable efforts to avoid interruption of Tenant’s use of the Premises for the Permitted Uses during any such entry into the Premises). If Landlord or Tenant is in any way delayed or prevented from performing any obligation (except, with respect to Tenant only: its obligations to pay rent and other sums due under this Lease, any obligation set forth in Exhibit B, any obligation with respect to insurance pursuant to Section 4.3, any obligation to give notice with respect to extensions, expansions or otherwise, and any holdover) due to fire, act of God, governmental act or failure to act, construction moratorium or similar governmental restriction, epidemic or pandemic, strike or labor dispute (excluding strikes or labor disputes by personnel of the party claiming excuse of performance), inability to procure materials, or any cause beyond Landlord’s or Tenant’s (as applicable) reasonable control (whether similar or dissimilar to the foregoing events) (collectively, “Force Majeure”), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. No Force Majeure event shall delay or excuse the timely payment of all items of rent by Tenant. Financial disability or hardship shall never constitute a Force Majeure event.

To Landlord’s knowledge, as of the time of the execution of this Lease, Landlord is not aware of a Force Majeure event relating to Landlord’s Initial Construction.
Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise commercially reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary interruption of Tenant’s use of the Premises by reason thereof.
4.3    INSURANCE
4.3.1    PROPERTY INSURANCE. Landlord agrees to maintain throughout the Term, with companies licensed and approved to write insurance in the state in which the Building is located, property insurance against direct physical loss or damage to the Building on a special cause loss form agreed amount basis in an amount equal to the physical replacement cost of the Building. Landlord shall not be required to carry insurance with respect to any property that Tenant is required to insure under this Lease (including without limitation under Sections 5.5 and 5.6).
4.3.2    LIABILITY INSURANCE. Throughout the Term, Landlord agrees to maintain in a responsible company or companies commercial general liability insurance in amounts not less than Five Million Dollars ($5,000,000) per occurrence and in the annual aggregate (limits can be met with excess liability insurance policies).
4.4    HAZARDOUS SUBSTANCES
To the best knowledge of Landlord, (i) no Hazardous Substances (as defined in Section 5.2) requiring remediation or investigation under applicable environmental laws are present on the Land (or the soil, surface water or groundwater thereof) or in the Building, (ii) no underground storage tanks are present on the Land, and (iii) no action, proceeding or claim is pending or threatened regarding the Land or the Building concerning any Hazardous Substances or pursuant to any environmental law. Landlord shall, at Landlord’s cost (and not as part of Landlord’s Operating Expenses) as and to the extent required by applicable Legal Requirements, following notice by Tenant remove or remediate (or cause the responsible party to remove or remediate) any Hazardous Substances located in the Premises or Building or on the Land that affect Tenant’s use of the Premises or portions of the Building or any common areas and facilities as to which Tenant has appurtenant rights hereunder. The foregoing covenant shall not apply to any Hazardous Substances that exist in the Premises or the Building as a result of any act or omission of Tenant, its employees, agents, or guests, Tenant’s architect, Tenant’s contractors, or any persons acting under or through Tenant. Landlord shall be fully liable and responsible for and indemnify and defend Tenant from any release of Hazardous Substances caused by Landlord, its agents or contractors that is in violation of applicable Legal Requirements and any Hazardous Substances on the Land or in the Building on or prior to the Term Commencement Date. The provisions of this Section 4.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE V
TENANT’S ADDITIONAL COVENANTS
5.1    MAINTENANCE AND REPAIR
(a)    PREMISES. Except for damage by fire or casualty and reasonable wear and tear, Tenant shall at all times keep the Premises clean, neat, safe and in as good repair, order and condition as the same are at the beginning of the Term or may be put in thereafter. The foregoing shall include without limitation Tenant’s obligation to maintain floors and floor coverings, to paint and repair walls and doors, to replace and repair ceiling tiles, interior glass (and exterior glass if such damage or repair is necessitated by the Tenant’s negligence or willful misconduct), interior lights and light fixtures, drains and the like. This Lease addresses the respective obligations of Landlord and Tenant for maintenance, repairs and replacements, and, to the fullest extent permitted by law, each of Tenant and Landlord waives the provisions of M.G.L. c. 186, §19.
(b)    SUPPLEMENTAL EQUIPMENT. Portions of the Premises may be served by a supplemental air conditioning unit, hot water heater, or other equipment installed by or on behalf of Tenant, a supplemental air conditioning unit for the supply of cool air to a server room in the Premises, a supplemental hot water heater to serve the Tenant’s lunchroom sink, or other supplemental equipment may be installed for Tenant’s use at the Premises subject to the terms and provisions of this Lease (collectively, “Supplemental Equipment”). Landlord makes no representation or warranty with respect to any Supplemental Equipment, including without limitation as to its condition or suitability for Tenant’s uses. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that Landlord shall have no obligation or liability with respect to any Supplemental Equipment, and Tenant shall be solely responsible for all Supplemental Equipment (including, without limitation, for insurance, safety and maintenance) and for any costs incurred or damage to the Building caused by the installation or operation of the Supplemental Equipment. Tenant shall be obligated to contract with a third party to maintain the Supplemental Equipment as per the manufacturer’s standard maintenance guidelines, which third party shall be reasonably approved by Landlord. Tenant shall pay the costs of operating the Supplemental Equipment (including without limitation the cost of electricity and water) and shall reimburse the Landlord therefor as Additional Rent upon demand. If for any reason any Supplemental Equipment ceases to operate, needs maintenance or repair or is otherwise unavailable, then Landlord shall permit Tenant (without any obligation on the part of Tenant to do so) to maintain, repair or install a replacement for such Supplemental Equipment at Tenant’s sole cost and expense subject to all applicable terms and provisions of this Lease, including without limitation Section 5.9. At the expiration of the Term, such Supplemental Equipment shall remain in the Premises and shall automatically become the property of Landlord, and Tenant shall, if requested by Landlord, sign documentation confirming conveyance of the Supplemental Equipment.
5.2    USE, WASTE AND NUISANCE
Throughout the Term, Tenant shall use the Premises for the Permitted Uses only, and shall not use the Premises for any other purpose. Tenant shall not injure, overload, deface or commit waste in the Premises or any part of the improvement on the Land, nor permit the emission therefrom of any objectionable noise, light or odor, nor use or permit any use of the Premises which is contrary to law or ordinance or which is liable to invalidate or increase the premium for any insurance on the Building or its contents or which is liable to render necessary any alterations or additions in the Building, nor obstruct in any manner any portion of the Building. If Tenant’s use of the Premises results in an increase in the premium for any insurance on the Building or the contents thereof (or would result in such an increase if the Landlord were not self-insuring), Landlord shall notify Tenant of such increase and Tenant shall pay same as Additional Rent. Landlord may from time to time adopt appropriate systems and reasonable procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building and Premises 24 hours per day, 7 days a week and further provided Landlord enforces the same in a non-discriminatory manner and the same do not increase Tenant’s obligations hereunder and/or do not derogate from Tenant’s rights hereunder. Tenant, Tenant's agents, employees, contractors, guests and invitees shall comply with Landlord's reasonable requirements relative thereto.
Tenant shall not without Landlord’s prior written consent keep, store, or use any substances or materials designated as, or containing components now or hereafter designated as, hazardous, dangerous, toxic or harmful and/or subject to regulation under any federal, state or local law, regulation or ordinance (“Hazardous Substances”) in, on, under or about the Premises or Building except for ordinary cleaning and office supplies used and stored in accordance with applicable law. With respect to any Hazardous Substance kept, stored or used with Landlord’s consent, Tenant shall: (i) not permit any such Hazardous Substance to escape, be released, or be disposed of in, or about the Premises, Building, or Land, (ii) promptly, timely and completely comply with all federal, state or local governmental requirements concerning such Hazardous Substances, including without limitation, use, sale, transportation, generation, treatment, disposal, reporting and record keeping, and (iii) within ten (10) Business Days of Landlord’s request, provide evidence satisfactory to Landlord of Tenant’s compliance with all applicable federal, state or local laws, regulations or ordinances. Without limitation, Hazardous Substances shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq., the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21C, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L. Chapter 21E, and the regulations adopted under these acts. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Substances on the Premises.
If any governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Substances (x) in the Building (first occurring after the Term Commencement Date) or (y) that has been caused by Tenant or any party acting by, through or under Tenant (including, without limitation, any employee, agent, contractor or invitee of Tenant), then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as Additional Rent if such requirement is the result of Tenant’s use or occupancy of the Premises. Any and all costs incurred by Landlord in connection with Landlord’s monitoring of Tenant’s compliance with this Section 5.2, including Landlord’s attorneys’ fees and costs, shall be Additional Rent and shall be due and payable to Landlord within thirty (30) days of

Landlord’s demand. Tenant shall be fully and completely liable to Landlord (either with or without negligence) for any and all cleanup costs and expenses and any and all other charges, expenses, fees, fines, penalties (both civil and criminal) and costs imposed with respect to Tenant’s use, disposal, transportation, generation and/or sale of, or Tenant’s causing or permitting the escape, disposal or release, of any biologically or chemically active or other Hazardous Substance. In all events, Tenant shall indemnify Landlord as provided in Section 5.5 from any release of Hazardous Substances in the Premises occurring while Tenant is in possession (unless the same is caused by the negligence of Landlord or any employee, contractor or agent of Landlord), or elsewhere if caused by Tenant or persons acting under Tenant. The provisions of this Section 5.2 shall survive the expiration or earlier termination of this Lease.
Landlord shall deliver the Building at its sole cost and expense with no less than a Silver certification under the Leadership in Energy and Environmental Design (“LEED”) Green Building Rating System administered by the U.S. Green Building Council. Landlord shall diligently and timely undertake all filings and procedures required to maintain the LEED certification with respect to the Building, the costs of which may be included in Operating Expenses in accordance with Section 2.6.2 hereof.
Tenant agrees that, throughout the Term of this Lease (as the same may be extended) Tenant shall reasonably cooperate with Landlord and, to the extent reasonably practicable, comply with energy efficient and environmentally sustainable practices (collectively, the “Sustainability Policy”) for the Building, including, without limitation, all monitoring and data collection, maintenance, access, documentation and reporting requirements set forth therein; provided that Tenant has first received written notice of such Sustainability Policy standards from the Building Manager.  Tenant will make available to Landlord, within ten (10) Business Days following Landlord’s written request, any information in Tenant’s possession or control concerning matters necessary or desirable in Landlord’s efforts to obtain or maintain Green Certification, subject to Landlord’s obligation to keep such information confidential pursuant to the terms and conditions of the Lease. Landlord will make available to Tenant, within ten (10) Business Days following Tenant’s written request, any information in Landlord’s possession or control concerning matters necessary or desirable in Tenant’s efforts to obtain or maintain Green Certification, subject to Tenant’s obligation to keep such information confidential pursuant to the terms and conditions of the Lease.
5.3    COMPLIANCE WITH LAW
Tenant shall use the Premises only as permitted under federal, state, and local laws, regulations and orders applicable from time to time, including without limitation municipal by-laws, land use and zoning laws, environmental laws and regulations (as set forth in Section 5.2 above) and occupational health and safety laws, and shall procure all approvals, licenses and permits necessary therefor (collectively, “Legal Requirements”), in each case giving Landlord true and complete copies of the same and all applications therefor. Tenant shall promptly comply with all present and future laws applicable to Tenant’s particular use of the Premises (and not applicable to the Building as a whole) or Tenant’s signs thereon, foreseen or unforeseen, and whether or not the same necessitate structural or other changes or improvements to the Premises or interfere with its particular use and enjoyment of the Premises, and shall comply with all requirements reasonable in light of the use Tenant is making of the Premises of insurance inspection or rating bureaus having jurisdiction. If Tenant’s use of the Premises results in any increase in the premium for any insurance carried by Landlord, then upon Landlord’s notice to Tenant of such increase Tenant shall pay the same to Landlord within sixty (60) days after demand as Additional Rent. Tenant shall bear the sole risk of all present or future laws affecting the Premises or appurtenances thereto (except for any costs for which Landlord is liable pursuant to Section 2.6.3(xii)), and, except as aforesaid, Landlord shall not be liable for (nor suffer any reduction in any rent on account of) any interruption, impairment or prohibition affecting the Premises or Tenant’s use thereof resulting from the enforcement of laws.
To Landlord’s actual knowledge, Landlord has not received any written notice from any governmental authority of any uncured violation of any applicable zoning, fire codes, and other federal, state, and local rules, regulations, law statutes, and ordinances, including, but not limited to, the Americans with Disabilities Act.
5.4    RULES AND REGULATIONS
Tenant shall conform to all reasonable non-discriminatory rules and regulations now or hereafter promulgated from time to time by Landlord (to the extent that copies thereof are delivered to Tenant) for the care and use of the Premises and the Building and the Parking Facilities serving the Building, including but not limited to rules and regulations relating to the conservation of energy and the initial Rules and Regulations attached to this Lease as Exhibit E and those set forth at www.hobbsbrook.com. In no event may any of Landlord’s rules and regulations, including those referenced in Sections 2.2.1, 2.2.2, 2.2.3, 2.7 and 5.2, (i) materially increase Tenant’s obligations and/or derogate from Tenant’s rights under this Lease, or (ii) be applied in a discriminatory manner by Landlord, and in the event of a conflict between this Lease and any rules and regulations now or hereinafter promulgated, this Lease shall control.
5.5    INDEMNIFICATION AND INSURANCE
5.5.1    INDEMNIFICATION. Tenant shall save Landlord, its mortgagees and its direct and indirect owners, and the managers, affiliates, directors, officers, trustees, agents, employees, property management companies, attorneys, and independent contractors of any of the foregoing (collectively, the “Indemnitees”) harmless and indemnified (and shall defend the Indemnitees with counsel reasonably approved by the Indemnitees) from and against all claims, losses, costs, damages, liabilities and expenses of whatever nature, whether in law or equity, and/or arising in whole or in part out of any injury, loss, theft, accident or damage to any person or property while on, in or about the Premises, or out of any condition within the Premises, to the extent not due to the negligence or willful misconduct of the Indemnitees, and to any person or property anywhere resulting from any act, omission, neglect or default of Tenant or any sublessee or any of their employees, agents, managers, officers, directors, members, trustees, independent contractors or invitees or of Tenant or any sublessee or any person acting under Tenant or any sublessee, and/or arising in whole or in part out of the use or occupancy of the Premises by Tenant, or anyone claiming by, through or under Tenant, or of any business conducted therein by Tenant, or anyone acting by, through or under Tenant. In addition to the foregoing, if any person not a party to this Lease shall institute any other types of action against Tenant in which Indemnitees involuntarily and/or without cause, shall be made a party defendant(s), then Tenant shall indemnify, hold harmless and defend the Indemnitees (with counsel reasonably approved by Indemnitees) from all liabilities by reason thereof. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels. This indemnity shall not require payment as a condition precedent to recovery. Tenant shall pay all costs and expenses including reasonable attorneys’ fees associated with enforcement of the provisions of this Section 5.5.1. The parties acknowledge that except as expressly set forth herein, including, without limitation, as set forth in Section 8.1 and Section 5.2, Tenant shall not be liable under this Lease for indirect or consequential damages. The provisions of this Section 5.5.1 shall survive the expiration or earlier termination of this Lease.
Except as may be provided in Section 4.2 and Section 5.6 and subject to the limitations elsewhere set forth in this Lease, Landlord shall indemnify and hold Tenant harmless from and against third party claims against Tenant for damage to property or injuries to persons while on or in the common areas of and/or serving the Building to the extent due to Landlord’s negligence or willful misconduct. The provisions of this Section 5.5.1 shall survive the expiration or earlier termination of this Lease.
5.5.2    INSURANCE. Throughout the Term (and such further time as Tenant or any person claiming through Tenant occupies any part of the Premises), and during any time Tenant or any person claiming through Tenant enters the Premises, Tenant shall maintain the insurance required under this Lease, written on an occurrence basis, with responsible companies approved by Landlord and rated A-/VII or greater by AM Best (or such other rating as Landlord may, from time to time, reasonably require) and which are licensed in the state in which the Building is located. All insurance provided by Tenant shall be subject to Landlord’s prior approval, in its reasonable discretion. Tenant’s insurance shall include, but not be limited to:
1.Commercial General Liability (“CGL”): CGL coverage to be provided on ISO Form CG 00 01 (or its equivalent) covering CGL on an “occurrence” basis, including products and completed operations, property damage, bodily injury and personal & advertising injury with limits no less than those specified in Section 1.1 for Commercial General Liability Insurance (as such amounts may, from time to time, be increased by Landlord in its reasonable discretion).
2.Property Damage Insurance. “Special Cause of loss” property insurance on a replacement cost agreed amount basis insuring against loss or damage to Tenant’s Property as defined in Section 5.6. Such coverage shall not exclude the perils of sprinkler leakage, flood, earthquake, windstorm (named or unnamed), rupture of water pipes, earthquake and theft. This insurance shall cover the rents payable to Landlord in a twelve month period basis as a result of business interruption.
3.Business Automobile Liability: Business Automobile liability coverage to be provided on ISO Form Number CA 0001 (or its equivalent) covering, Code 1 (any auto), or if Tenant has no owned autos, Code 8 (hired) and 9 (non-owned). The limits of liability shall be no less than $1,000,000 combined single limit per accident for bodily injury and property damage.

4.Workers’ Compensation & Employer’s Liability: Workers’ Compensation insurance to be provided in statutorily required amounts. Employer’s Liability limits shall not be less than $1,000,000/$1,000,000/$1,000,000.
5.Excess (or Umbrella) Liability. Excess (or Umbrella) Liability may be provided to achieve the required CGL, Business Automobile and Employer’s Liability limits. Such excess (or umbrella) insurance shall be provided on a follow-form excess basis over the underlying coverages.
6.Social Host Liquor Liability. Tenant agrees that neither its CGL nor excess liability (or umbrella) policies shall exclude social host liquor liability coverage (nor shall such coverage be sub-limited). Nothing in this Section shall be interpreted as permitting Tenant to host functions or serve alcohol without Landlord’s prior written approval.
Tenant’s CGL insurance may be provided by a combination of a primary and an umbrella or excess liability policy, provided that such excess policy shall be on a “following form” including a “drop down” feature in case the limits of the primary policy are exhausted and the primary policy shall not be less than $1 million for any one accident or occurrence. Upon Landlord’s request, Tenant shall provide a copy of its CGL policy complying with the requirements of this Lease.
Any self-insured retention or deductible within Tenant’s insurance shall be borne solely by Tenant. Tenant’s insurance shall not include a self-insured retention or deductible in excess of $100,000.00 without prior written approval by Landlord. Any Tenant insurance policy that includes any self-insured retention must provide, or be endorsed, that the self-insured retention may be satisfied by either Tenant or Landlord (which shall be deemed a right to cure by Landlord pursuant to Section 8.4 of the Lease and subject to reimbursement by Tenant as Additional Rent). All self-insured retention must be noted on the certificate of insurance provided by Tenant.
Indemnitees and other parties as designated by Landlord shall from time to time, upon Landlord’s request, be covered as additional insureds on a primary, non-contributory basis on Tenant’s CGL and any excess (or umbrella liability) policies. The additional insured coverage in the CGL and excess (or umbrella) policies shall be on forms as broad as ISO forms CG 20 10 07 04 and CG 20 37 07 04 and such coverage may be provided in the form of existing policy provisions or one or more endorsements. If any of Tenant’s policies provide greater limits than the coverage required by Landlord, then the additional insureds shall be entitled to, or to share in, the full limits of such policies. Any insurance or self-insurance maintained by Landlord, the Indemnitees or any other additional insureds shall be excess of the Tenant’s insurance and shall not contribute with it. Each of Tenant’s policies shall be written on an “occurrence” basis and shall include a waiver of subrogation clause or endorsement in accordance with Section 8.11.
Landlord may, in its reasonable discretion or as would be required from time to time by reasonably prudent owners of comparable first-class office and laboratory buildings in the market area in which the Building is located, increase and change from time to time the amount and types of insurance coverages required to be maintained by Tenant. A duly executed certificate or certificates for such policies of insurance in form satisfactory to Landlord (which shall attach, among other things, all required additional insured, primary and non-contributory and waiver of subrogation amendatory endorsements or policy provisions). Satisfactory evidence of the payment of the premium thereon, if requested by Landlord, shall be deposited with Landlord and other parties designated by Landlord at the beginning of the Term and, throughout the Term of the Lease, upon renewals of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. The failure of Landlord to request or obtain the required documents shall not waive the Tenant’s obligation to provide them. Tenant shall use reasonable efforts to provide Landlord with at least twenty (20) days written notice (or ten (10) days for non-payment of premium) before any policy is canceled.
If Tenant fails to comply with any requirements to obtain and maintain insurance under this Lease, Landlord may obtain such insurance on behalf of Tenant and may keep the same in effect, and Tenant shall pay Landlord, as Additional Rent, the premium cost thereof upon demand. The minimum limits of polices of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. The provisions of this Section 5.5.2 shall survive the expiration of the Term or earlier termination of this Lease.
5.6    TENANT’S PROPERTY
All furnishings, fixtures, equipment, effects and property of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or elsewhere in the Building or in transit thereto or therefrom (“Tenant’s Property”) shall be at the sole risk of Tenant. Tenant’s Property expressly includes all business fixtures and equipment, including without limitation any Tenant security or access control systems installed for the Premises, filing cabinets and racks, removable cubicles and partitions, kitchen equipment, computers and related equipment, raised flooring, supplemental cooling equipment, audiovisual and telecommunications equipment, non-building standard signage, and other tenant equipment installations, in each case including related conduits, cabling, and brackets or mounting components therefor and any connectors to base building systems and in each case whether installed or affixed in or about the Premises, in building core areas, or elsewhere in the Project. Regardless of any cause whatsoever, no part of any loss or damage to Tenant’s Property (or those claiming through Tenant) is to be charged to or be borne by Landlord. The parties acknowledge that damage or destruction may result from acts of cleaning personnel and employees of other independent contractors of Landlord working in and around the Premises and that Tenant shall bear the risk and cost thereof unless Landlord has been negligent in the selection or retention of such persons. Nothing herein shall derogate from and/or waive any of Landlord’s repair, maintenance and warranty obligations as specifically set forth in this Lease.
5.7    ENTRY FOR REPAIRS AND INSPECTIONS
Tenant shall permit Landlord and its agents to enter and examine the Premises at reasonable times and upon at least 24-hours’ notice (except in an emergency, in which case no notice shall be required) and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary or desirable, to perform work on or in portions of the Building accessible from the Premises, to remove at Tenant’s expense any alterations, additions, signs or the like not consented to in writing, and to show the Premises to prospective tenants during the twelve (12) months preceding the expiration of the Term and to prospective purchasers and mortgagees at all times. In case of an emergency in the Premises or in the Building, Landlord or its representative may enter the Premises (forcibly, if necessary) at any time to take such measures as may be needed to deal with such emergency. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises for the Permitted Uses during any such entry. Notwithstanding anything to the contrary set forth in this Section 5.7, Tenant may designate reasonable areas of the Premises as “Secured Areas” should Tenant require such Secured Areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency or as provided in the next sentence. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such Secured Areas to the extent that such repair or maintenance is (i) required in order to maintain and repair the Building structure and/or the Building systems; (ii) required by applicable law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval.
5.8    ASSIGNMENT, SUBLETTING
Tenant, voluntarily or involuntarily, shall not assign this Lease, or sublet, license, mortgage or otherwise encumber or convey the Premises or any portion thereof or any interest therein, or permit the occupancy of all or any portion of the Premises other than by the Tenant (all or any of the foregoing actions are referred to as “Transfers”, and all or any of assignees, transferees, licensees, and other such parties are referred to as “Transferees”) without obtaining, on each occasion, the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. A Transfer shall include, without limitation, any transfer of Tenant’s interest in this Lease by operation of law, merger or consolidation of Tenant in to any other entity, and the transfer or sale of a controlling interest in Tenant, whether by transfer or sale of its capital stock, equity interests, or otherwise. Any Transfer without such consent shall be null and void and of no effect whatsoever. Notwithstanding the provisions of this Section 5.8, this Lease may be assigned, or the Premises may be sublet, in whole or in part, after prior notice to Landlord but without consent of the Landlord and without any termination right of the Landlord being applicable thereto, (i) to any corporation or other entity into or with which Tenant may be merged or consolidated or to any corporation or entity to which all or substantially all of the Tenant’s assets and/or stock will be transferred, or (ii) to any corporation or other entity which is an affiliate, subsidiary, parent or successor of Tenant, provided in all such cases the surviving corporation or entity shall provide reasonable evidence that it has a creditworthiness at least equal to the greater of the net worth of Tenant (A) as of the date of such corporate transaction, and (B) as of the date of this Lease and shall agree in writing with the Landlord to be bound by all of the terms and conditions of this Lease (all of the foregoing being referred to as a “Permitted Transfer”). Unless Landlord’s consent specifically provides otherwise with respect to a particular proposed Transferee, Tenant shall not offer to make or enter into negotiations with respect to a Transfer to any of the following: (1) a tenant in the Building and Landlord has space available for such proposed tenant as of the proposed effective date of such transfer; (2) any party with whom Landlord within the six (6) months has given a written proposal for space in the Building; (3) any entity owned by, owning, or affiliated with, directly or indirectly, any tenant or party described in clauses (1) or (2) hereof; or (4) any party which would be of such type, character or condition as to be inappropriate, in Landlord’s reasonable judgment, as a tenant for a first class office building. Tenant’s request for consent to a Transfer shall include a copy of the proposed Transfer instrument together with a statement of the proposed Transfer in detail satisfactory to Landlord, together with reasonably detailed financial, business and other information about the proposed Transferee, including Transferee’s proposed Hazardous Substances List, if applicable. If Tenant intends to Transfer fifty percent (50%) or more of the Premises and such Transfer is not a Permitted Transfer, then Tenant shall provide Landlord with written notice of its intention to do so and Landlord shall have the option (but not the obligation) to terminate the Lease with respect to such a Transfer effective upon the date that the proposed Transfer was to be effective after Landlord receives such notice from Tenant and continuing for the proposed term of such Transfer by giving Tenant notice of such termination within thirty (30) days after Landlord’s receipt of such notice from Tenant. Tenant may withdraw its notice to Transfer by notifying Landlord within five (5) Business Days after Landlord has given Tenant notice of such termination, in which case the Lease shall not terminate but shall continue. If Tenant makes a Transfer hereunder which is not a Permitted Transfer, and if the aggregate rent and other charges payable to Tenant under and in connection with such Transfer (including without limitation any amounts paid for leasehold improvements or on account of Tenant’s costs associated with such Transfer) exceed the sum of (x) Rent and other charges paid hereunder with respect to the space in question and (y) Tenant’s reasonable out-of-pocket costs, including without limitation, broker commissions, legal fees, free rent periods or other tenant allowances and any construction costs incurred by Tenant, to procure the sublease, Tenant shall pay to Landlord, as Additional Rent, Permitted Transfers excepted, fifty percent (50%) of the amount of such excess within thirty (30) days after Tenant’s receipt thereof. No requested consent to a Transfer, in the case of proposed sublease or assignment of the Lease, shall be deemed given unless and until Landlord, Tenant and the proposed Transferee shall have executed and delivered a consent agreement in form and substance satisfactory to Landlord. Landlord will not unreasonably withhold or condition its consent and will grant or deny such consent within thirty (30) days after receipt of all information reasonably required to evaluate a Transfer. Failure of Landlord to so grant or deny such consent within five (5) Business Days following a second written request from Tenant shall be deemed a consent provided that Tenant’s second written request: (i) includes the following legend in capital letters on both the envelope and letter: “FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED A CONSENT BY LANDLORD TO THIS REQUEST.”, and (ii) is delivered to Landlord pursuant to Landlord’s address set forth in Section 1.1 (or such other address as Landlord may designate pursuant to Section 8.3) to the attention of Senior Counsel, Director of Asset Management and General Manager.
Tenant shall pay to Landlord, as Additional Rent, Landlord’s reasonable legal fees and other expenses incurred in connection with any proposed Transfer, including fees for review of documents and investigations of proposed Transferees and supervisory fees including without limitation a fee of one percent (1%) of hard and soft costs associated with any alterations performed in connection with such Transfer. Notwithstanding any such Transfer, the original Tenant named herein shall remain directly and primarily obligated under this Lease.
If Tenant enters into any Transfer including a Permitted Transfer with respect to the Premises (or any part thereof), such Transferee shall be liable, jointly and severally, with Tenant, to the extent of the obligation undertaken by or attributable to such Transferee, for the performance of Tenant’s agreements under this Lease arising on and after the date of such Transfer (including payment of Rent under the Transfer), and every Transfer shall so provide, without relieving or modifying Tenant’s liability hereunder. The foregoing provision shall be self-operative, but in confirmation thereof, such Transferee (other than a Transferee in a Permitted Transfer) shall execute and deliver such instruments as may be reasonably required by Landlord to acknowledge such liability. If Tenant is in default after applicable notice and cure periods, Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent and other charges hereunder, but no such assignment or collection shall be deemed a waiver of the provisions of this Section 5.8, or the acceptance of the Transferee as a tenant, or a release of Tenant from direct and primary liability for the further performance of Tenant’s covenants hereunder. The consent by Landlord to a particular Transfer shall not relieve Tenant from the requirement of obtaining the consent of Landlord to any further Transfer.
Notwithstanding anything contained in this Section 5.8 to the contrary, Tenant shall be permitted from time to time to permit consultants or other individuals performing services related to Tenant’s business at the Premises (“Approved Users”) to occupy space within the Premises if and so long as such Approved Users are related to Tenant’s business at the Premises, provided that (a) Tenant does not separately demise such space; (b) the Approved Users shall not occupy, in the aggregate, more than 5% of the rentable area in the Premises; (c) the Approved Users occupy space in the Premises for the Permitted Uses and for no other purpose; and (d) in the event any Approved Users shall use or occupy the Premises for eight (8) or more weeks, Tenant shall notify Landlord, in writing, of the identity of any such Approved Users prior to occupancy of any portion of the Premises by such Approved Users. If any Approved Users occupy any portion of the Premises as described herein, it is agreed that (i) the Approved Users must comply with all provisions of this Lease, and a default by any Approved Users shall be deemed a default by Tenant under this Lease; (ii) all notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to Approved Users; (iii) in no event shall any use or occupancy of any portion of the Premises by any Approved User release or relieve Tenant of any of its obligations under this Lease; (iv) in no event shall occupancy of any portion of the Premises by Approved Users be deemed to create a landlord/tenant relationship between Landlord and such Approved Users; and, (v) in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by the Approved Users.
5.9    ALTERATIONS
Except for Tenant’s Initial Construction, which shall be governed by the Work Letter attached hereto as Exhibit B, Tenant shall make no alterations, additions or improvements to the Premises (any of the foregoing being “Tenant Work”) without the prior written consent of Landlord and only in accordance with the requirements of this Lease and Landlord’s rules and regulations under Section 5.4. Notwithstanding the foregoing, after notice to Landlord but without any requirement for Landlord’s consent, Tenant may perform (i) cosmetic or decorative alterations in the Premises (including repainting and installing carpet) and (ii) other alterations which do not affect the Building’s structure or base building systems and which cost no more than $300,000 in the aggregate for a single project, provided that such alterations (A) do not require a building permit in order to complete, and (B) that all such alterations are made in accordance with the requirements of this Lease, including without limitation this Section 5.9. Tenant shall obtain all state, local and other necessary permits before undertaking any such alterations, additions or improvements and shall carry such insurance (naming the Indemnitees as additional insureds) and in the event of a material adverse change in Tenant’s financial condition following the effective date of the Lease, Landlord shall be entitled to require reasonable assurances for the payment and performance of any Tenant Work. At the expiration or earlier termination of the Lease, Tenant shall remove any Specialty Alterations (as hereinafter defined) made during the Term for which such removal was made a condition at the time such consent was given to Tenant. In connection with the design and construction of any Tenant Work, Tenant shall comply with Landlord’s then existing construction project rules and regulations, which Tenant shall be required to obtain from Landlord prior to the commencement of any Tenant Work. Prior to commencing work, Tenant’s contractors shall provide certificates of insurance to Landlord evidencing that such contractors have sufficient insurance to complete the portion of the Tenant Work for which they are responsible, in such form and amounts as may be required by Landlord in advance. Any alterations, additions and improvements to the Premises, except movable furniture and trade fixtures, shall belong to Landlord. All alterations, additions and improvements to the Premises shall be at Tenant’s sole cost and Tenant shall pay Landlord a construction oversight fee (the “Oversight Fee”) equal to (i) three percent (3%) of the hard costs of Tenant’s alterations in an instance where Landlord performs such alterations on Tenant’s behalf, or (ii) two percent (2%) of the hard costs of Tenant’s alterations in an instance where Tenant performs such alterations, in each instance such “hard costs” shall include, without limitation the costs of the construction contract and any change orders, but shall exclude all architectural, mechanical, electrical and structural design fees, all costs of insuring Tenant’s alterations, and all costs of obtaining permits, inspections required by governmental authorities in connection with Tenant’s alterations, and Tenant shall reimburse Landlord for the reasonable out-of-pocket expenses (e.g., for architectural and mechanical third party plan review, special services requested by Tenant, etc.) actually incurred by landlord. Tenant shall pay, when due, the entire cost of all Tenant Work so that the Premises shall always be free of liens for labor or materials or professional services by design professionals. If any mechanic’s lien (which term shall include all similar liens relating to the furnishing of labor and materials and professional services by design professionals) is filed against the Building which is attributable to Tenant, its agents, employees, contractors, or persons working under Tenant’s direction or control, then Tenant, upon obtaining notice thereof, shall give Landlord immediate notice of such lien and shall discharge the same by payment or filing any necessary bond within ten (10) Business Days after Tenant has notice (from any source) of such lien. Landlord’s approval of the construction documents shall signify Landlord’s consent to the work shown thereon only and Tenant shall be solely responsible for any errors or omissions contained therein. Landlord’s approvals under this Section 5.9 shall not be unreasonably withheld, conditioned or delayed, except to the extent any Tenant Work shall affect the base Building systems or be visible from outside of the Premises, in which case Landlord’s approval may be withheld in Landlord’s sole discretion.
Tenant shall require that Tenant’s contractors be properly covered by liability and property insurance (including builder’s risk) and other insurance based on the nature of the hazards presented by contractors hired by Tenant. Such insurance coverages shall meet the requirements established by Landlord from time to time. All additional insured and waiver of subrogation provisions required of Tenant in favor of Landlord in this Lease, and other parties so designated, shall be provided by Tenant’s contractors in the same manner. Prior to commencing any work,

Tenant shall provide certificates of insurance to Landlord evidencing that such contractors have sufficient insurance to complete the portion of the Tenant Work for which they are responsible, in such form and amounts as may be reasonably approved by Landlord in advance.
Landlord will grant or deny any required consent under this Section 5.8 within twenty (20) days after receipt of all information reasonably required to evaluate such alterations or improvements. Failure of Landlord to so grant or deny such consent within five (5) Business Days following a second written request from Tenant shall be deemed a consent provided that Tenant’s second written request: (i) includes the following legend in capital letters on both the envelope and letter: “FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED A CONSENT BY LANDLORD TO THIS REQUEST.”, and (ii) is delivered to Landlord pursuant to Landlord’s address set forth in Section 1.1 (or such other address as Landlord may designate pursuant to Section 8.3) to the attention of Senior Counsel, Director of Asset Management and General Manager.
5.10    SURRENDER
At the expiration of the Term or earlier termination of this Lease, without the requirement of any notice, Tenant shall peaceably surrender the Premises including all alterations and additions thereto and all replacements thereof, including carpeting, any water or electricity meters, and all fixtures and partitions, in any way bolted or otherwise attached to the Premises (which shall become the property of Landlord) except for such alterations and additions as Landlord has directed Tenant to remove when Tenant requested Landlord’s approval for such alterations and additions (other than cabling, which Tenant shall always be required to remove unless Landlord agrees in writing that Tenant does not need to remove cabling), and Tenant shall leave the Premises and improvements in the condition in which the same are required to be maintained under Section 5.1, subject to reasonable wear and tear and casualty. Tenant shall, at the time of termination, remove the goods, effects and fixtures which Tenant is directed or permitted to remove in accordance with the provisions of this Section 5.10, making any repairs to the Premises and other areas necessitated by such removal and leaving the Premises in the condition otherwise required by this Section 5.10. Should Tenant fail to remove any of such goods, effects, and fixtures within ten (10) Business Days after notice by Landlord, the same shall be deemed abandoned by Tenant and may be disposed of by Landlord at Tenant’s expense. In the event that Landlord terminates this Lease pursuant to Section 7.1 and re-enters and possesses the Premises in accordance with the terms of this Lease then Landlord may, without notice, store Tenant’s personal property (and those of any person claiming under Tenant) at the expense and risk of Tenant or, if Landlord so elects, Landlord may sell such personal property in accordance with the previous sentence and apply the net proceeds to the earliest of installments of Rent or other charges owing Landlord.
5.11    PERSONAL PROPERTY TAXES
Tenant shall pay promptly when due all taxes (and charges in lieu thereof) imposed upon Tenant’s personal property in the Premises, (including, without limitation, fixtures and equipment), no matter to whom assessed. If the Tenant Work (but not the Tenant’s Initial Construction), whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements in other space in the

Building are assessed, then the real property taxes and assessment levied against Landlord by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be paid promptly when due. If the records of the tax assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant Work are assessed at a higher valuation, such records shall be binding on both Landlord and Tenant; otherwise the actual cost of construction shall be the basis for such determination.
5.12    SIGNS
No sign, name, placard, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Building and/or within the Premises, without the prior written approval of Landlord. All signs or letterings on doors, or otherwise, approved by Landlord, shall be inscribed, painted or affixed by a person reasonably approved by Landlord and at the sole cost and expense of Tenant. Notwithstanding the foregoing, provided Tenant maintains at least 130,835 rentable square feet throughout the Term, and subject to the City of Waltham’s review, approval and permitting process and local zoning bylaws pertaining to the Building (a) Tenant shall have the right to install one sign on the southwest exterior façade of the Building and a monument sign (both as set forth on Exhibit A-2), all at Tenant’s expense which may include use of the Improvement Allowance, subject to Landlord’s prior reasonable approval of the design, dimensions and location on the south Building only, and subject to compliance with all applicable legal requirements, including, without limitation, as to the façade sign only, the requirement to obtain all necessary permits and approvals, and (b) Landlord will provide initial main lobby, building directory, multi-tenant elevator lobby, and entry signage in Building standard size and location at Landlord’s expense. Tenant shall keep its sign on the Building exterior in good condition and repair at Tenant’s expense. As part of Operating Expenses, Landlord shall keep the monument sign serving the Building in good condition and repair.
Landlord will grant or deny any required consent under this Section 5.12 within twenty (20) days after receipt of all information reasonably required to evaluate such signage request. Failure of Landlord to so grant or deny such consent within five (5) Business Days following a second written request from Tenant shall be deemed a consent provided that Tenant’s second written request: (i) includes the following legend in capital letters on both the envelope and letter: “FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED A CONSENT BY LANDLORD TO THIS REQUEST.”, and (ii) is delivered to Landlord pursuant to Landlord’s address set forth in Section 1.1 (or such other address as Landlord may designate pursuant to Section 8.3) to the attention of Senior Counsel, Director of Asset Management and General Manager.
ARTICLE VI
CASUALTY AND TAKING
6.1    DAMAGE BY FIRE OR CASUALTY
If the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the last paragraph of this Section 6.1, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and at the expense of Landlord (but only to the extent of insurance proceeds made available to Landlord by the insurer or a mortgagee, if any, of the Building, so long as Landlord shall maintain that insurance required pursuant to Section 4.3.1 and Section 4.3.2) to repair or cause to be repaired the portion of the Premises which is not to be considered Tenant’s Property. All repairs to and replacements of Tenant’s Property shall be made by and at the expense of Tenant. If the Premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage, except if such damage arose due to any gross negligence or willful misconduct of Tenant or any sublessee or any of their employees, agents, managers, officers, directors, members, trustees, independent contractors or invitees or any person acting under Tenant or any sublessee, the Annual Fixed Rent and Additional Rent for Landlord’s Taxes and Landlord’s Operating Expenses or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been so rendered unfit, shall be abated until the Premises (except as to the property which is to be repaired by or at the expense of Tenant) shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty. Landlord shall not be liable for delays in the making of any such repairs which are due to Force Majeure, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.
Within sixty (60) days after any casualty, Landlord shall provide Tenant with Landlord’s architect’s good faith estimate of the time to complete such repairs and if such estimate (which shall be non-binding) shall be more than one hundred eighty (180) days from the date of the casualty, provided the Premises are not damaged due to any gross negligence or willful misconduct of Tenant or any sublessee or any of their employees, agents, managers, officers, directors, members, trustees, independent contractors or invitees or any person acting under Tenant or any sublessee, then Tenant may terminate this Lease by notice given to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s architect’s estimate.
If Landlord fails to commence repairs as soon as is reasonably practicable after such damage, and such failure is not due to Force Majeure, and in any event if Landlord does not commence repairs within sixty (60) days of the casualty, Tenant may elect to terminate this Lease by notice to Landlord. If Landlord, having commenced such repair, has not completed the repair of such damage by the later of (i) one hundred eighty (180) days from the occurrence of such damage, or (ii) the date given in any Landlord’s architect’s repair period estimate under the prior paragraph (the later of such dates is referred to below as the “Outside Restoration Date”), Tenant may elect to terminate this Lease by notice to Landlord within twenty (20) days of the Outside Restoration Date, the termination to be effective not less than thirty (30) days after the date on which such termination notice is received by Landlord. The Outside Restoration Date shall be extended for up to sixty (60) days on account of delays caused by Force Majeure. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing the damage, however if the delays continue more than sixty (60) days beyond the initial Outside Restoration Date, Tenant may elect to terminate this Lease in the manner provided above. Notwithstanding the foregoing, if the Premises and/or the Building are damaged due to any gross negligence or willful misconduct of Tenant or any sublessee or any of their employees, agents, managers, officers, directors, members, trustees, independent contractors or invitees or any person acting under Tenant or any sublessee, then Tenant shall have no rights to terminate the Lease under this paragraph.
If (i) the Premises are so damaged by fire or other casualty (whether or not insured) at any time during the last eighteen (18) months of the Term and the cost to repair such damage is reasonably estimated to exceed one-third of the total Annual Fixed Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, (ii) at any time the Building (or any portion thereof, whether or not including any portion of the Premises) is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction or demolition of the Building (or a material portion thereof) shall in Landlord’s judgment be required; provided, however, in order to exercise such right Landlord shall be obligated to terminate all similarly-situated tenants, or (iii) at any time damage to the Building occurs by fire or other insured casualty and any mortgagee shall refuse to permit insurance proceeds to be utilized for the repair or replacement of such property and Landlord determines not to repair such damage, then and in any of such events, this Lease and the Term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within sixty (60) days, or such longer period as is required to complete arrangements with any mortgagee regarding such situation, following such fire or other casualty; the effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is delivered to Tenant. In the event of any termination, the Term shall expire as though such effective termination date were the date originally stipulated in Section 1.1 for the end of the Term and the Annual Fixed Rent and Additional Rent for Landlord’s Operating Expenses and Landlord’s Taxes shall be apportioned as of such date.
6.2    CONDEMNATION - EMINENT DOMAIN
In case during the Term all or any substantial part of the Premises or the Building are taken by eminent domain or Landlord receives compensable damage by reason of anything lawfully done in pursuance of public or other authority, this Lease shall terminate at Landlord’s election, which may be made (notwithstanding that Landlord’s entire interest may have been divested) by notice given to Tenant within ninety (90) days after the election to terminate arises, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than fifteen (15) nor more than thirty (30) days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such taking, subject, however, to the following provisions. If in any such case the Premises are rendered unfit for use and occupation and this Lease is not terminated, Landlord shall use reasonable diligence (following the expiration of the period in which Landlord may terminate this Lease pursuant to the foregoing provisions of this Section 6.2) to put the Premises, or what may remain thereof (excluding any items installed or paid for by Tenant which Tenant may be required to remove pursuant to Section 5.9), into proper condition for use and occupation and a just proportion of the Annual Fixed Rent and Additional Rent for Landlord’s Taxes and Landlord’s Operating Expenses according to the nature and extent of the injury shall be abated until the Premises or such remainder shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Premises, a just proportion of the Annual Fixed Rent and Additional Rent for Landlord’s Operating Expenses and Landlord’s Taxes shall be abated for the remainder of the Term.

If the taking of a part of the Premises substantially and adversely interferes with Tenant’s ability to continue its business operations then Tenant may terminate this Lease on written notice to Landlord given not more than thirty (30) days after such taking and effective on the earlier of: (i) the date when title vests; (ii) the date Tenant is dispossessed by the condemning authority; or (iii) sixty (60) days following notice to Tenant of the date when vesting or dispossession is to occur.
6.3    EMINENT DOMAIN AWARD
Except for Tenant’s relocation expenses, Tenant’s Property, including equipment and leasehold improvements that Tenant is entitled to remove upon the expiration of the Term (specifically so designated by the court or authority having jurisdiction over the matter) Landlord reserves to itself any and all rights to receive awards made for damages to the Premises, the Building or the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request.
ARTICLE VII
DEFAULT
7.1    TERMINATION FOR DEFAULT OR INSOLVENCY
This Lease is upon the condition that:
(a)    if Tenant shall fail to perform or observe any of Tenant’s covenants, and if such failure shall continue, (i) in the case of Rent or any sum due Landlord hereunder, for more than five (5) days in case of Annual Fixed Rent after Tenant’s receipt of written notice from Landlord or five (5) Business Days in the case of Additional Rent after Tenant’s receipt of written notice from Landlord, or (ii) in any other case, after written notice, for more than thirty (30) days (provided that if correction of any such matter reasonably requires longer than thirty (30) days and Tenant so notifies Landlord within twenty (20) days after Landlord’s written notice is given together with an estimate of time required for such cure, Tenant shall be allowed such longer period, but only if cure is begun and diligently pursued within such thirty (30) day period and such delay does not cause increased risk of damage to person or property), or
(b)    if more than two (2) notices under clause (a) hereof is given in any Lease Year (i.e., failure to pay Rent or any other sum for more than three (3) Business Days after the particular due date shall have the same effect under this clause (b) as such a notice following the first two (2) notices under clause (a) in any Lease Year), or
(c)    Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed in a manner so that it does not comply with the terms of this Lease, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance before the expiration of the current coverage, and Tenant fails to cure the same within five (5) Business Days after Tenant’s receipt of written notice from Landlord.

(d)    Tenant fails to execute any document required from Tenant under Section 8.2 or Article X within 5 days after the second written notice requesting such document.
(e)    if the leasehold hereby created shall be taken on execution, or by other process of law, or if any assignment shall be made of Tenant’s Property for the benefit of creditors, or
(f)    if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s property and such appointment is not discharged within sixty (60) days thereafter or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant under any bankruptcy law or is filed against Tenant and the same shall not be dismissed within sixty (60) days from the date upon which it is filed, then, and in any of said cases (a) - (d), Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice of termination, by entry, or by any other means available under law and may recover possession of the Premises as provided herein.
Upon termination by notice, by entry, or by any other means available under law, Landlord shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law to recover possession of the Premises from Tenant and those claiming through or under the Tenant. Such termination of this Lease and repossession of the Premises shall be without prejudice to any remedies which Landlord might otherwise have for arrears of Rent or for a prior breach, violation or default of the provisions of this Lease.
Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord’s termination of this Lease Landlord shall be entitled to re-entry and possession in accordance with the terms hereof and all Legal Requirements. Tenant further agrees that it shall not interpose any counterclaim in any summary proceeding or in any action based in whole or in part on non-payment of Rent unless the counterclaim is a compulsory counterclaim that must be alleged in the same proceeding.
7.2    REIMBURSEMENT OF LANDLORD’S EXPENSES
In the case of termination of this Lease pursuant to Section 7.1, Tenant shall reimburse Landlord for all reasonable expenses arising out of such termination, including without limitation, all reasonable costs incurred in collecting amounts due from Tenant under this Lease (including attorneys’ fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, Tenant’s allowances, costs of preparing space, maintaining or preserving the Premises after Tenant default, and the like); all of Landlord’s then unamortized costs of special inducements provided to Tenant (including without limitation Rent holidays, Rent waivers, above building standard leasehold improvements and the like) and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination. The provisions of this Section 7.2 shall survive the expiration or earlier termination of this Lease.
7.3    DAMAGES

In the event of the termination of this Lease by Landlord pursuant to Section 7.1, Landlord may elect by written notice to Tenant at any time following such termination to require Tenant to pay for loss of Rent by a lump sum payment representing the then present value of the amount of Rent which would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and Additional Rent payable for the Premises for the remainder of the Term following such election (if less than the Rent payable hereunder), estimated as of the date of Landlord’s election, and taking into account reasonable projections of vacancy and time required to re-lease the Premises. (For the purposes of calculating the Rent which would have been paid hereunder for the lump sum payment calculation described herein (x) the last full year’s Additional Rent under Section 2.6 is to be deemed constant for each year thereafter, (y) the Federal Reserve discount rate (or equivalent) shall be used in calculating present values and (z) in the event that Landlord enters into a third party lease for the Premises after the termination of this Lease, then the annual fixed rent under such third party lease shall be conclusively deemed to be the fair market rent for purposes of this Section 7.3.) Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years’ experience as an appraiser of major office buildings in the Greater Boston area. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them. Until such time, if any, when Landlord makes the election provided for in this Section 7.3, Tenant shall pay Landlord for the loss of Rent by a payment at the end of each month which would have been included in the Term (but excluding any unexercised extension option), representing the difference between the Rent which would have been paid in accordance with this Lease (Annual Fixed Rent under Section 2.5, and Additional Rent which would have been payable under Section 2.6 to be ascertained monthly) and the Rent actually derived from the Premises by Landlord for such month (the amount of Rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord’s reletting expenses described in Section 7.2 which have not been reimbursed by Tenant thereunder).
All rights and remedies of Landlord under this Section 7.3 and elsewhere in this Lease shall be distinct, separate and cumulative, and none shall exclude any other right or remedy of Landlord set forth in this Lease or allowed by law or in equity. Tenant’s obligations under this Section 7.3 shall survive the expiration or earlier termination of the Term.
7.4    MITIGATION
In the event the Lease is terminated pursuant to Section 7.1 and Tenant vacates the Premises, Landlord shall, subject to the provisions of this Section 7.4, use reasonable efforts to relet the Premises and collect the sums due to Landlord as a result of such reletting; provided, however, that any obligation imposed by law upon Landlord to relet the Premises shall be subject to the right of Landlord and its affiliates owning buildings in the Project to lease other available space prior to reletting the Premises and to lease the Building in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like.
7.5    CLAIMS IN BANKRUPTCY

Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute or law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.
7.6    INTEREST ON UNPAID AMOUNTS
If any payment of Annual Fixed Rent, Additional Rent, or other payment due from Tenant to Landlord is not paid when due, then without notice and in addition to all other remedies hereunder, Tenant shall pay to Landlord interest on such unpaid amount at the rate of eighteen percent (18%) per annum; provided, however, in no event shall such interest exceed the maximum amount permitted to be charged by applicable law. Notwithstanding the foregoing, Landlord shall provide a five (5) day notice and cure period prior to the imposition of such interest on one (1) occasion during any given twelve (12) month period during the Term.
7.7    LATE FEE
If any payment of Annual Fixed Rent, Additional Rent, or other payment due from Tenant to Landlord is not paid when due, then Landlord may, at its option, in addition to all other remedies hereunder, impose a late charge on Tenant equal to five percent (5%) of the amount in question, which late charge will be due within ten (10) days after notice as Additional Rent. Notwithstanding the foregoing, Landlord shall provide a five (5) day notice and cure period prior to the imposition of such late fee on two (2) occasions during any given twelve (12) month period during the Term.
7.8    INTENTIONALLY OMITTED
7.9    EXPENSES AND ATTORNEYS’ FEES
Tenant shall pay as Additional Rent Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligations of Tenant under this Lease with which Tenant has failed to comply. If either Landlord or Tenant should bring suit (or alternate dispute resolution proceedings) against the other with respect to this Lease, including for unlawful detainer, forcible entry and detainer, or any other relief against the other hereunder, then all reasonable and actual costs and expenses incurred by the prevailing party in a final nonappealable action therein (including its actual appraisers’, accountants’, attorneys’ and other professional fees, expenses and court costs), shall be paid by the other party, including any and all costs incurred in enforcing, perfecting and executing such judgment and all reasonable costs and attorneys’ fees associated with any appeal.
7.10    WAIVER OF TRIAL BY JURY
IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE WHERE THE BUILDING IS LOCATED, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY THE LAW OF THE STATE WHERE THE BUILDING IS LOCATED, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT

BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
ARTICLE VIII
MISCELLANEOUS
8.1    HOLDOVER
If Tenant remains in the Premises after the termination or expiration of the Term, such holding over shall be as a tenant at sufferance, at a rent equal to: (i) one hundred fifty percent (150%) of the Annual Fixed Rent and Additional Rent due hereunder for the last month of the Term for the first sixty (60) days in which the Tenant holds over, and (ii) two hundred percent (200%) of the Annual Fixed Rent and Additional Rent due hereunder for the last month of the Term for any holding over for sixty-one (61) or more days. Notwithstanding the foregoing, if Landlord desires to regain possession of the Premises after the termination or expiration hereof, Landlord may, at its option, re-enter and take possession of the Premises or any part thereof at any time thereafter or by any legal process in force in the state in which the Premises are located.
Notwithstanding the establishment of any tenancy at sufferance following the expiration or earlier termination of the Term, if Tenant fails to vacate the Premises within sixty (60) days after the expiration or earlier termination of the Term, Tenant shall save Landlord harmless, indemnify and defend Landlord against any claim, loss, cost or expense (including reasonable attorneys’ fees by counsel of Landlord’s choice and consequential damages) arising out of Tenant’s failure promptly to vacate the Premises (or any portion thereof) after such thirty (30) day period.
8.2    ESTOPPEL CERTIFICATES
At either party’s request, from time to time, the other party agrees to execute and deliver to the requesting party, within fifteen (15) Business Days after delivery of such request, a certificate which acknowledges the dates on which the Term begins and ends, tenancy and possession of the Premises and recites such other facts concerning any provision of the Lease or payments made under the Lease which Landlord or a mortgagee or lender or a purchaser or prospective purchaser of the Building or any interest therein or any other party may from time to time reasonably request, all substantially as set forth on the form of estoppel set forth on Exhibit H attached hereto. Tenant acknowledges that the execution and delivery of such certificates in connection with a financing or sale in a prompt manner constitute requirements of Landlord’s financing and/or property dispositions. Tenant’s failure to execute and deliver to the requesting party within five (5) days following a second written request for such certificate shall be considered a default of Tenant in accordance with Section 7.1(d) hereof. Such second written request shall include the following in capital letters on the written request “FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) DAYS SHALL BE DEEMED A DEFAULT OF TENANT.” Without limitation of the foregoing, Tenant agrees to execute whatever other commercially reasonable instruments may be required by the first mortgagee or junior mortgagee to acknowledge such tenancy in recordable form, within fifteen (15) Business Days after Landlord’s request, correcting as appropriate any representations which are not then correct.
8.3    NOTICE
Any notice, approval, consent and other like communication hereunder from Landlord to Tenant or from Tenant to Landlord shall be effective only if given in writing and shall be deemed duly delivered if (i) hand delivered, (ii) mailed by prepaid certified or registered mail, return receipt requested, or (iii) delivered by a national overnight delivery service, receipt confirmed. If requested, Tenant shall send copies of all such notices in like manner to Landlord’s mortgagees and any other persons having an interest in the Premises and designated in writing by Landlord. Any notice so addressed shall be deemed duly delivered on the third Business Day following the day of mailing if so mailed by registered or certified mail, return receipt requested, whether or not accepted, or on the date of delivery if hand delivered or sent by overnight delivery service. Communications to Tenant shall be addressed at the Original Address of Tenant set forth in Section 1.1 prior to September 30, 2021, to One Main Street, Cambridge, Massachusetts 02142 from October 1, 2021 to the Term Commencement Date, and thereafter at the Premises and a copy of all notices shall be sent to the Chief Financial Officer and General Counsel of Tenant at such addresses. Communications to Landlord shall be addressed to the Landlord’s Address, and to Landlord’s Property Manager at the address set forth in Section 1.1 (or such other manager as Landlord may from time to time designate) and a copy of all notices shall be sent to Landlord’s Chief Legal Officer, c/o Hobbs Brook Real Estate LLC, 404 Wyman Street, Waltham, Massachusetts 02451-1209. Either party may from time to time designate other addresses within the continental United States by notice to the other.
8.4    LANDLORD’S RIGHT TO CURE
At any time and, except in an emergency (in which case no notice shall be required), upon five (5) Business Days’ notice, Landlord may, but need not, cure any failure by Tenant to perform its obligations under this Lease. Whenever Landlord chooses to do so, Tenant shall pay all costs and expenses incurred by Landlord in curing any such failure, including, without limitation, reasonable attorneys’ fees together with an administrative charge equal to fifteen percent (15%) of such costs and expenses (or such higher percentage as may then be customary with respect to first class office buildings in the metropolitan area in which the Premises are located) and interest as provided in Section 7.6.
8.5    SUCCESSORS AND ASSIGNS
This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns, and shall inure to the benefit of Tenant and only such Transferees of Tenant as are permitted hereunder. The term “Landlord” means the original Landlord named herein, its successors and assigns. The term “Tenant” means the original Tenant named herein and its permitted successors and assigns.
8.6    BROKERAGE
Tenant warrants that it has had no dealings with any broker or agent in connection with this Lease, except for any broker designated in Section 1.1. Tenant covenants to pay, hold harmless, indemnify and defend Landlord from and against any and all claims, costs, expense or liability (including reasonable attorneys’ fees by counsel of Landlord’s choice) for any compensation, commissions and charges claimed by any broker or agent other than any such broker designated in Section 1.1 with respect to this Lease or the negotiation thereof arising from a breach of the foregoing warranty. Landlord warrants that it has had no dealings with any broker or agent in connection with this Lease, except for any broker designated in Section 1.1. Landlord covenants to pay, hold harmless, indemnify and defend Tenant from and against any and all claims, costs, expense or liability (including reasonable attorneys’ fees by counsel of Tenant’s choice) for any compensation, commissions and charges claimed by any broker or agent other than any such broker designated in Section 1.1 with respect to this Lease or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall be responsible for payment of any brokerage commission to any broker designated in Section 1.1 pursuant to a separate written agreement.
8.7    WAIVER
The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, or, with respect to such failure of Landlord, any of the Rules and Regulations referred to in Section 5.4, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations against any other tenant of the Building be deemed a waiver of any such Rules or Regulations. The receipt by Landlord of Annual Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.
8.8    ACCORD AND SATISFACTION
No acceptance by Landlord of a lesser sum than the Annual Fixed Rent and Additional Rent then due shall be deemed to be other than on account of the earliest installment of such Rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease. The delivery of keys to Landlord shall not operate as a termination of this Lease or a surrender of the Premises.
8.9    REMEDIES CUMULATIVE

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants or conditions of this Lease or to a decree compelling specific performance of any such covenants or conditions.
8.10    PARTIAL INVALIDITY
If any term of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.
8.11    WAIVERS OF SUBROGATION
Any property insurance carried by Tenant with respect to the Premises or property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation and/or recovery against Landlord for any loss due to hazards which are actually insured by Tenant or are required to be insured by Tenant under the Lease. Tenant, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against Landlord for loss due to hazards which are the subject of its insurance under this Lease. For the purposes of this Section 8.11, “Landlord” shall include its mortgagees, agents, employees, managers and/or management companies, officers, directors, attorneys, trustees, independent contractors, and invitees.
Any property insurance carried by Landlord with respect to the Building or property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation and/or recovery against Tenant for any loss due to hazards which are actually insured by Landlord or are required to be insured by Landlord under the Lease. Landlord, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against Tenant for loss due to hazards which are the subject of its insurance under this Lease. For the purposes of this Section 8.11, “Tenant” shall include its agents, employees, managers and/or management companies, officers, directors, attorneys, trustees, independent contractors, and invitees.
8.12    ENTIRE AGREEMENT
This Lease contains all of the agreements between Landlord and Tenant with respect to the Premises and supersedes all prior writings and dealings between them with respect thereto.
8.13    NO AGREEMENT UNTIL SIGNED
The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease and no legal obligations shall arise with respect to the Premises or other matters herein until this Lease is executed and delivered by Landlord and Tenant.
8.14    INTENTIONALLY OMITTED

8.15    NOTICE OF LEASE
Landlord and Tenant agree not to record this Lease. At the time of execution hereof, Landlord and Tenant shall execute, acknowledge and deliver a Notice of Lease in the form of Exhibit I hereto. Both parties will within five (5) Business Days after the request of either, execute, acknowledge and deliver a Notice of Termination of Term in recordable form. Such notices shall contain only the information required by law for recording.
8.16    TENANT AND LANDLORD AS BUSINESS ENTITY
Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant is in compliance with all laws and orders of public authorities applicable to Tenant; (d) Tenant has duly executed and delivered this Lease; (e) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s Property, except by the provisions of this Lease; and (f) the Lease is a valid and binding obligation of Tenant in accordance with its terms.
Landlord warrants and represents that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Landlord is in compliance with all laws and orders of public authorities applicable to Landlord; (d) Landlord has duly executed and delivered this Lease; (e) the execution, delivery and performance by Landlord of this Lease (i) are within the powers of Landlord, (ii) have been duly authorized by all requisite action, and (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound; and (f) the Lease is a valid and binding obligation of Landlord in accordance with its terms.
8.17    SECURITY DEPOSIT
On the execution of this Lease, Tenant shall pay to Landlord as a Security Deposit for the performance of the obligations of Tenant hereunder the amount specified in Section 1.1. The Security Deposit shall be in the form of an irrevocable letter of credit in accordance with the provisions of this Section 8.17.
Such letter of credit shall contain all of the following terms and satisfy all of the following conditions (which terms and conditions are hereinafter referred to as the “Letter of Credit Terms and Conditions”): (i) the letter of credit shall be irrevocable, (ii) the letter of credit shall only require the presentation to the issuer of a certificate of the holder of the letter of credit stating that Landlord is entitled to draw upon the letter of credit under the terms of this Lease, and stating the amount of the requested draw, (iii) the letter of credit shall be payable to Landlord or its successors in interest as the Landlord under this Lease and shall be freely transferable at Tenant’s cost or to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) the letter of credit shall be in the amount required under

Section 1.1, (v) the letter of credit shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least forty five (45) days prior to the scheduled expiration date, give Landlord notice of such nonrenewal, (vi) the letter of credit shall be in form and substance reasonably acceptable to Landlord, with the form attached hereto as Exhibit K being an example of such reasonably acceptable form, and (vii) the letter of credit shall be issued by a commercial bank or savings and loan association which is reasonably acceptable to Landlord which can be drawn at such institution’s counter in Pittsburgh, PA (said initial letter of credit security deposit and every renewal thereof and every new letter of credit in replacement or substitution thereof, are hereinafter referred to as the “Letter of Credit Security Deposit”). Not less than thirty (30) days before the expiration of the initial Letter of Credit Security Deposit and every renewal thereof, Tenant shall deliver to Landlord a renewal of the Letter of Credit Security Deposit or a new Letter of Credit Security Deposit, in either case, except as otherwise expressly provided herein, containing and satisfying the Letter of Credit Security Deposit Terms and Conditions. Notwithstanding the foregoing, the Letter of Credit Security Deposit to be delivered by Tenant for the final period of twelve (12) or fewer months before the expiration of the Term of this Lease shall be for a term ending not sooner than thirty (30) days after the expiration of the Term of this Lease.
The Letter of Credit Security Deposit shall be issued by a commercial bank or savings and loan association that is chartered under the laws of the United States, any state or commonwealth thereof, or the District of Columbia and insured by the Federal Deposit Insurance Corporation. If at any time Landlord determines in its reasonable discretion that the financial condition of such issuer has changed in any materially adverse way from the financial condition of such issuer as of the date of execution of this Lease (including, without limitation, if such issuer is declared insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for such issuer), then Tenant shall within thirty (30) days after written notice from Landlord deliver to Landlord a replacement Letter of Credit Security Deposit issued by a commercial bank or savings and loan association reasonably acceptable to Landlord in its reasonable discretion and that meets all other requirements of this Section 8.17.
Landlord shall be entitled to draw upon the Letter of Credit Security Deposit for its full amount or any portion thereof if (a) Tenant shall fail to surrender the Premises as required under this Lease on or before the expiration of the Term, or shall otherwise fail to perform any of its obligations under the Lease after the expiration of any applicable notice and cure period, or shall fail to perform any of its obligations under the Lease and transmittal of a default notice is barred by applicable law, (b) not less than thirty (30) days before the scheduled expiration of the Letter of Credit Security Deposit, Tenant has not delivered to Landlord a new Letter of Credit Security Deposit in accordance with this Section 8.17, or (c) Tenant shall fail to provide a replacement Letter of Credit Security Deposit as set forth in the preceding paragraph.
Landlord may, but shall not be obligated to, draw on the Letter of Credit Security Deposit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of the Lease in accordance with the terms of the Lease, and/or any damages arising from any rejection of the Lease in a bankruptcy proceeding commenced by or against Tenant. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to pay any amount due Landlord hereunder. Landlord’s application of the Letter of Credit Security Deposit shall not contribute to the cure of any default unless and until Tenant reinstates the Security Deposit to its full amount (either in the form of cash or a new Letter of Credit Security Deposit compliant with the provisions of this Section 8.17).
Any amount of the Letter of Credit Security Deposit drawn in excess of the amount applied by Landlord to cure any such failure shall be held by Landlord as a cash Security Deposit for the performance by Tenant of its obligations under the Lease. Any cash Security Deposit may be mingled with other funds of Landlord and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to perform any of its obligations under this Lease, Landlord may, but shall not be obliged to, apply the cash Security Deposit to the extent necessary to pay any amount due Landlord hereunder. Landlord’s application of such a cash Security Deposit shall not contribute to the cure of any default unless and until Tenant reinstates the Security Deposit to its full amount (either in the form of cash or a new Letter of Credit Security Deposit compliant with the provisions of this Section 8.17).
After any such application by Landlord of the Letter of Credit Security Deposit or cash Security Deposit, as the case may be, within ten (10) days after written demand from Landlord, Tenant shall reinstate the Security Deposit to the amount originally required to be maintained under the Lease (either in the form of cash or a new Letter of Credit Security Deposit compliant with the provisions of this Section 8.17). Provided that Tenant is not then in default under the Lease, and no condition exists or event has occurred which after the expiration of any applicable notice or cure period would constitute such a default, within thirty (30) days after the expiration or sooner termination of the Term the Letter of Credit Security Deposit and any cash Security Deposit, to the extent not applied, shall be returned to the Tenant, without interest.
Upon any conveyance by Landlord of its interest under this Lease, the Security Deposit then held by Landlord shall be delivered by Landlord to Landlord’s grantee or transferee. Upon any such delivery and the written acknowledgment by such grantee or transferee of its receipt and that it shall continue to hold such Security Deposit as required by the terms and provisions of this Lease, Tenant hereby releases Landlord herein named (and each subsequent grantor or transferor) of any and all liability with respect to the Security Deposit, its application and return, and Tenant agrees to look solely to such grantee or transferee.
Provided there has been no monetary default under the Lease beyond the applicable notice and cure period on or prior to the applicable Burndown Date (defined below), the amount of the Security Deposit shall reduce to the applicable Burndown Amount (defined below) upon Tenant’s delivery to Landlord of either (i) a replacement Letter of Credit conforming with the LOC Criteria in the applicable Burndown Amount, and Landlord shall return to the issuing bank the then-existing Letter of Credit held by Landlord within five (5) Business Days following the later of the applicable Burndown Date or the date a replacement Letter of Credit in the applicable Burndown Amount is received or (ii) an amendment to the then-existing Letter of Credit conforming with the LOC Criteria in the applicable Burndown Amount, provided that Landlord shall have first received from Tenant a request for Landlord’s consent to such amendment, Landlord agreeing that it shall provide its consent thereto and deliver such consent to the bank that issued the Letter of Credit. Prior to the later of Landlord’s receipt of a replacement Letter of Credit in the applicable Burndown Amount (or amendment to the then-existing Letter of Credit, if applicable) and the applicable Burndown Date, Landlord shall be entitled, pursuant to the terms of this Section 8.17, to draw up to the full amount of the Letter of Credit then held by Landlord as if such amount thereof was the then-current Security Deposit. If Tenant is in monetary default under the Lease beyond the applicable notice and cure period on or prior to the later of Landlord’s receipt of any replacement Letter of Credit (or amendment, if applicable) and an applicable Burndown Date, then effective as of the date of such default Tenant shall not be entitled to any further reduction in the amount of the Security Deposit, and the amount of the Security Deposit shall remain at the then-current Burndown Amount for the remainder of the Term. As used in this Section 8.17, (I) the first Burndown Date shall be the commencement of the fourth (4th) Lease Year (the “First Burndown Date”) and (II) the Burndown Amount applicable to the First Burndown Date shall be reduced to $1,726,176 (the “First Burndown Amount”). As used in this Section 8.17, (I) the second Burndown Date shall be the commencement of the sixth (6th) Lease Year (the “Second Burndown Date”) and (II) the Burndown Amount applicable to the Second Burndown Date shall be reduced to $1,150,784 (the “Second Burndown Amount”).
8.18    FINANCIAL STATEMENTS
Tenant shall furnish to Landlord upon Landlord’s written request, not more than once per calendar year (except in connection with a sale or refinance) an accurate, up-to-date, audited if available, financial statement of Tenant showing Tenant’s financial condition for the preceding fiscal year. If not so furnished, Tenant shall furnish the same to Landlord within fifteen (15) days of Landlord’s request therefor. If no audited financial statement is prepared, such statement will be certified by the CFO or Treasurer of Tenant. Unless public by other means, Landlord will maintain confidential such statement, except as required by an applicable law or court order; however Landlord may provide such statements to Landlord’s prospective and actual lenders and purchasers, and its and their accountants, attorneys and partners, as long as Landlord advises the recipients of the existence of Landlord’s confidentiality obligation and such recipients agree to be bound thereby. So long as Tenant is a publicly-traded company that makes public reports as required by the Securities and Exchange Commission, those publicly-available reports shall satisfy all obligations of Tenant under this Section 8.18.
8.19    LANDLORD DEFAULT AND TENANT’S REMEDIES
Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default by Landlord, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from such default, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder except as otherwise specifically set forth herein. In no event, however, shall Landlord be liable to Tenant for any consequential or punitive damages.
8.20    MISCELLANEOUS PROVISIONS
This Lease may be executed in counterparts and shall constitute the agreement of Landlord and Tenant whether or not their signatures appear in a single copy hereof. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
This Lease shall be construed as a sealed instrument and shall be governed exclusively by the provisions hereof and by the laws of The Commonwealth of Massachusetts as the same may from time to time exist. The titles are for convenience only and shall not be considered a part of the Lease. Where the phrases “persons acting under Tenant” or “persons claiming under Tenant” or similar phrases are used, the persons included shall be all employees, agents, independent contractors and invitees of Tenant or of any Transferee of Tenant. The enumeration of specific examples of or inclusions in a general provision shall not be construed as a limitation of the general provision. If Tenant is granted any extension option, expansion option or other right or option, the exercise of such right or option (and notice thereof) must be unconditional to be effective, time always being of the essence to the exercise of such right or option; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. Unless otherwise stated herein, any consent or approval required hereunder may be given or withheld in the sole absolute discretion of the party whose consent or approval is required.
Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers or any relationship other than landlord and tenant. If there shall be more than person or entity which constitute the “Tenant” hereunder, the obligations of Tenant hereunder shall be joint and several for all such persons and entities. This Lease and all consents, notices, approvals and all other documents relating hereto may be reproduced by any party by photographic, microfilm, microfiche or other reproduction process and the originals thereof may be destroyed; and each party agrees that any reproductions shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not reproduction was made in the regular course of business) and that any further reproduction of such reproduction shall likewise be admissible in evidence.
This Lease may be amended only by a writing signed by all of the parties hereto. Any reference in this Lease to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years as applicable. “Business Day” shall mean any day of the week other than Saturday, Sunday, or a day on which banking institutions in Boston, Massachusetts are obligated or authorized by law or executive action to be closed to the transaction of normal banking business. In the event the time for performance of any obligation hereunder expires on any day other than a Business Day the time for performance shall be extended to the next Business Day.
Time shall be of the essence in the performance of Landlord’s and Tenant’s obligations hereunder.
For purposes hereof, (a) “Anti-Corruption Laws” shall mean all Legal Requirements applicable to a pertinent party from time to time concerning or relating to bribery or anti-corruption; (b) “Sanctions” shall mean all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. federal government, including those administered by the Office of Foreign Assets Control, the United States Department of Treasury (“OFAC”) or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state in which a pertinent party or any of its subsidiaries conduct operations or Her Majesty’s Treasury of the United Kingdom; and (c) “Sanctioned Person” shall mean, at any time, (i) any person or entity listed in any Sanctions-related list of designated persons or entities maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state in which the pertinent party or any of its subsidiaries conducts operations, (ii) unless otherwise authorized by OFAC, any person or entity operating, organized or resident in any country or territory which is itself the subject or target of any full-scope (non-list based) Sanctions, or (iii) any ownership of fifty percent (50%) or more of an entity by persons or entities described in the foregoing clauses (i) or (ii). Each of Landlord and Tenant represents and warrants that neither it nor any of its subsidiaries, nor to its knowledge, their respective directors, officers, employees or agents, is a Sanctioned Person. Each party further represents that it and its subsidiaries, and to its knowledge, their respective directors, officers, employees and agents, complies and shall continue to comply in all material respects with all Sanctions and with all Anti-Corruption Laws. Each party will use reasonable efforts to notify the other in writing if any of the foregoing representations and warranties are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached. In the event of any violation of this Section by Tenant, Landlord will be entitled to terminate this Lease and take such other actions as are permitted or required to be taken under law or in equity; provided, however, in all events Tenant shall have a period of three (3) Business Days following written notice from Landlord of a violation of this Section 8.20 to demonstrate to Landlord’s satisfaction that (a) any violation was the result of a false positive search result and/or (b) Tenant has terminated the employment of any employee on any such Sanctions-related list.
Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by any Legal Requirements (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by applicable Legal Requirements to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed. Nothing contained in this Lease is intended to prohibit Tenant from filing this Lease with the Securities and Exchange Commission (“SEC”) to the extent that Tenant is required to do so pursuant to applicable SEC requirements. Prior to any such filing of this Lease, Tenant shall redact the Annual Fixed Rent and other economic terms to the extent permitted by applicable SEC regulations.
“Confidential Information” means any scientific, technical, trade or business information possessed or obtained by, developed for or given to Tenant which is treated by Tenant as confidential or proprietary, whether or not labeled “Confidential”. “Confidential Information” does not include information which (i) was known to Landlord at the time it was disclosed, other than by previous disclosure by Tenant; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Lease; or (iii) is lawfully and in good faith made available to Landlord by a third party.
During the Term and thereafter, Landlord shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any person any Confidential Information received by Landlord or observed by Landlord; provided, however, that Landlord may provide such Confidential Information to those within its organization and Landlord’s prospective and actual lenders and purchasers, and its and their accountants, attorneys and partners, as long as Landlord advises the recipients of the existence of Landlord’s confidentiality obligation and such recipients agree to be bound thereby. During the Term and thereafter, Landlord shall use Tenant’s Confidential Information solely for the purposes contemplated in the Lease. If required, Landlord may disclose Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided reasonable advance notice is given to Tenant.
This provision shall survive the termination or expiration of this Lease.
8.21    TENANT COMPETITORS
During the Term of this Lease, provided that (i) Tenant shall not be in default under this Lease beyond applicable notice and cure periods, (ii) Tenant (together with its affiliates) shall lease and occupy at least seventy percent (70%) of the Premises, and (iii) Tenant is the original named Tenant under this Lease, Landlord shall not enter into a new lease or consent to a sublease of other premises located within the Building to any of the companies listed on Exhibit G attached hereto (“Tenant Competitors”). Upon expiration or earlier termination of the Lease the restriction set forth in this Section 8.21 shall be of no further force and effect.
ARTICLE IV
LANDLORD’S LIABILITY AND ASSIGNMENT FOR FINANCING
9.1    LANDLORD’S LIABILITY
Tenant agrees to look only to Landlord’s equity interest in the Building for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Landlord) and not to any other property or assets of Landlord. If Landlord from time to time transfers its interest in the Building (or part thereof which includes the Premises), then from and after each such transfer Tenant shall look solely to the interests in the Building of each of Landlord’s transferees for the performance of all of the obligations of Landlord hereunder (or under any related instrument), so long as such transferee has assumed in writing all obligations of Landlord. The obligations of Landlord shall not be binding on any partners, mortgagees, members, managers, directors, officers, trustees, or beneficiaries of Landlord or of any successor, individually, but only upon Landlord’s or such successor’s interest described above. The obligations of Tenant shall not be binding on any partners, shareholders, members, managers, directors, officers, trustees, or beneficiaries of Tenant, individually, but only upon Tenant or any successor or assign of Tenant.
Except for the negligence or willful misconduct of Landlord or any of the Indemnitees (as such term is defined in Section 5.4.1), Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury or damage to any person or property whatsoever. In no event shall Landlord ever be liable for any indirect or consequential damages. It is expressly agreed by Landlord and Tenant that business interruption costs and expenses are indirect and consequential damages under the terms of this Lease and no other property assets of Landlord shall be subject to levy, execution or other enforcement procedures for satisfaction of any judgment or decree in favor of Tenant.
9.2    ASSIGNMENT OF RENTS
If, at any time and from time to time, Landlord assigns this Lease or the Rents payable hereunder to the holder of any mortgage on the Building, or to any other party for the purpose of securing financing (the holder of any such mortgage and any other such financing party are referred to herein as the “Financing Party”), whether such assignment is conditional in nature or otherwise, the following provisions shall apply:
(a)    Such assignment to the Financing Party shall not be deemed an assumption by the Financing Party of any obligations of Landlord hereunder unless such Financing Party shall, by written notice to Tenant, specifically otherwise elect;
(b)    Except as provided in Section 9.2(a) above and Section 9.2(c) below, the Financing Party shall be treated as having assumed Landlord’s obligations hereunder (subject to Section 9.1) only upon foreclosure of its mortgage (or voluntary conveyance by deed in lieu thereof) and the taking of possession of the Premises from and after foreclosure;
(c)    Subject to Section 9.1, the Financing Party shall be responsible for only such breaches under the Lease by Landlord which occur during the period of ownership by the Financing Party after such foreclosure (or voluntary conveyance by deed in lieu thereof) and taking of possession, as aforesaid; and
(d)    In the event Tenant alleges that Landlord is in default under any of Landlord’s obligations under this Lease, Tenant agrees to give any Financing Party, by registered mail, a copy of any notice of default which is served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing, (whether by way of notice of an assignment of lease, request to execute an estoppel letter and/or subordination, nondisturbance and attornment agreement or otherwise) of the address of such Financing Party. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided by this Lease, such Financing Party shall have forty-five (45) days after the last date on which Landlord could have cured such default within which such Financing Party will be permitted to cure such default. If such default cannot be cured within such forty-five (45) day period, then such Financing Party shall have such additional time as may be necessary to cure such default, if within such forty-five (45) day period such Financing Party has commenced and is diligently pursuing the remedies necessary to effect such cure (including, but not limited to, commencement of foreclosure proceedings, if necessary, to effect such cure), in which event Tenant shall have no right with respect to such default while such remedies are being diligently pursued by such Financing Party.
In all events, any liability of a Financing Party shall be limited to the interest of such Financing Party in the Land and Building, and in no event shall a Financing Party ever be liable for any indirect or consequential damages.
Tenant hereby agrees to enter into such agreements or instruments as may be requested from time to time in confirmation of the foregoing.
ARTICLE X
SUBORDINATION AND NON-DISTURBANCE
This Lease shall be subject and subordinate to any first mortgage and to any junior mortgage that has been approved by the first mortgagee that may now or hereafter be placed upon the Building and/or the Land and to any and all advances to be made under such mortgages and to the interest thereon, and all renewals, extensions and consolidations thereof; provided that this Lease shall only be subject and subordinate to any such mortgage if the mortgagee executes a subordination and non-disturbance agreement whereby such mortgagee agrees that, in consideration of Tenant’s subordination of the Lease to any such mortgage, the mortgagee shall not disturb the Tenant’s leasehold interest in the Premises so long as Tenant is not in default under this Lease (subject to any applicable notice and cure period). Any mortgagee may elect to give this Lease priority to its mortgage, except that this Lease shall not have priority to (i) the prior right, claim and lien of such mortgagees in, to and upon any insurance proceeds and the disposition thereof under the mortgage; (ii) the prior right, claim and lien of such mortgagees in, to and upon any award or compensation heretofore or hereafter to be made for any taking by eminent domain of any part of the Premises, and to the right of disposition thereof under the mortgage; and (iii) any lien, right, power or interest, if any, which may have arisen or intervened in the period between the recording of the mortgages and the execution of this Lease, or any lien or judgment which may arise any time under the terms of this Lease. In the event of such election and upon notification by such mortgagee, this Lease shall be deemed prior in lien to the said mortgage. This Article X shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver whatever instruments may be required by the first mortgagee or junior mortgagee to acknowledge such subordination or priority in a recordable form within fifteen (15) Business Days following receipt by Tenant of such written request. Tenant’s failure to execute and deliver to the requesting party within five (5) days following a second written request for such instruments shall be considered a default of Tenant in accordance with Section 7.1(d) hereof. Such second written request shall include the following in capital letters on the written request “FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) DAYS

SHALL BE DEEMED A DEFAULT OF TENANT.” Landlord represents that as of the date of this Lease there is no mortgage encumbering the Building or the Land.
ARTICLE XI
ROOF SPACE
11.1    ANTENNA
(a)    From the Term Commencement Date until the expiration or earlier termination of this Lease, Tenant shall have a license to use a portion of the roof of the Building and enjoy 24-hour access thereto (the “Rooftop License”) at a technologically sufficient location to be proposed by Tenant and approved by Landlord (the “Rooftop Installation Area”). The Rooftop Installation Area is to be used by Tenant solely for the installation, operation, maintenance, repair and replacement during the Term of this Lease of an antenna no more than thirty-six inches (36”) in diameter and other related communications equipment, including one two-inch (2”) conduit connecting the antenna to the Premises, to be located in a vertical chase mutually designated by Landlord and Tenant (collectively, the “Antenna”). Tenant’s installation and operation of the Antenna and its obligations with respect thereto shall be all in accordance with the terms, provisions, conditions and agreements contained in this Lease.
(b)    Tenant shall install the Antenna in the Rooftop Installation Area at its sole cost and expense including use of the Improvement Allowance, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the applicable provisions of this Lease. Other than the completion of Landlord’s Initial Construction, including, without limitation, Section 5.9), Landlord shall not be obligated to perform any work or incur any expense to prepare the Rooftop Installation Area for Tenant’s use thereof.
(c)    Tenant shall not install or operate the Antenna until it receives prior written approval from Landlord, which Landlord agrees shall not be unreasonably withheld, conditioned or delayed, provided and on the condition that Tenant complies with all of the requirements of this Lease including without limitation Section 5.9 and this Article XI. Prior to commencing installation of the Antenna, Tenant shall provide Landlord with (i) copies of all required permits, licenses and authorizations which Tenant will obtain at its own expense, including use of the Improvement Allowance, and which Tenant will maintain at all times during the operation of the Antenna (and Landlord shall reasonably cooperate with Tenant in Tenant’s efforts to procure the same, at no cost or expense to Landlord); and (ii) a certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord for the installation and operation of the Antenna. Tenant agrees to reimburse Landlord for reasonable expenses incurred in connection with the review and approval of Tenant’s plans showing the proposed installation of the Antenna.
(d)    Tenant shall pay to Landlord as Additional Rent the amount, if any, by which Landlord’s insurance premiums increase as a result of the installation of the Antenna.
(e)    Tenant covenants that Tenant shall repair any damage to the roof and the Building caused by the installation or operation of the Antenna.
(f)    Tenant covenants and agrees that the installation, operation and removal of the Antenna and appurtenant equipment and cabling will be at its sole risk. Tenant agrees to indemnify and defend Landlord and all other Indemnitees (as defined in Section 5.4.1) against all claims, actions, damages, liabilities and expenses including reasonable attorneys’ fees by counsel of Landlord’s choice in connection with the loss of life, personal injury, damage to property or business or any other loss or injury or as a result of any litigation arising out of the installation, use, operation or removal of the Antenna and appurtenant equipment and cabling, except to the extent the foregoing is caused by the negligence or willful misconduct of Landlord or the Indemnitees.
(g)    Landlord, at its sole option upon not less than sixty (60) days’ prior written notice, shall have the right to revoke the Rooftop License at any time prior to the expiration of the Term of this Lease, and require Tenant to terminate the operation of the Antenna if (1) the Antenna is causing physical damage to the structural integrity of the Building, or (2) the Antenna is interfering with any telecommunications, mechanical or other systems either located or servicing the Building (whether belonging to or utilized by Landlord or any other tenant or occupant of the Building) or located at or servicing any building, premises or location in the vicinity of the Building, or (3) the installation, existence, maintenance and operation of the Antenna (i) constitutes a violation of any applicable laws, ordinances, rules, order, regulations, etc. of any federal, state, county and municipal authorities having jurisdiction thereover or (ii) does not conform to industry technical specifications. Notwithstanding the foregoing however, if Tenant can correct the damage or disturbance caused by the Antenna to Landlord’s reasonable satisfaction, Tenant may restore the operation. If the Antenna is not corrected and restored to operation within sixty (60) days, Landlord, at its sole option, may require that Tenant remove the Antenna and appurtenant equipment and cabling at its own expense.
(h)    The sole use and purpose of this Rooftop License shall be to serve the communication needs of Tenant within the Building. Tenant is expressly forbidden to serve other tenants or occupants of the Building (other than to permitted subtenants and assignees and Permitted Transferees), to serve any locations outside the Building, or to resell any communications services without the prior written consent of Landlord, which consent may be granted or withheld at Landlord’s sole discretion. In the event Tenant shall attempt to resell, license, lease or otherwise provide use of the Antenna to any person or entity, except in connection with a Permitted Transfer, without Landlord’s prior written consent, then the Rooftop License shall immediately terminate and Landlord shall have the right to disconnect the Antenna and appurtenant equipment and cabling and, in accordance with the provisions of subsection (h) hereof, require Tenant to remove the Antenna and appurtenant equipment and cabling and to restore the Building to the condition as existed prior to the installation thereof, all at Tenant’s sole cost and expense.
(i)    Within fifteen (15) days following the expiration or earlier termination of the Lease or the permanent termination of the operation of the Antenna by Tenant, Tenant shall, at its sole cost and expense, (i) remove the Antenna from the Rooftop Installation Area and the Building in accordance with the terms hereof, (ii) leave the Rooftop Installation Area in good order and repair, reasonable wear and tear and damage by casualty and Landlord excepted and (iii) pay all amounts due and owing with respect to the Rooftop License up to the date of the termination thereof. If Tenant does not remove the Antenna when so required, the Antenna shall become Landlord’s property and, at Landlord’s election, Landlord may remove and dispose of the Antenna and charge Tenant for all costs and expenses incurred as Additional Rent. Notwithstanding that Tenant’s use of the Rooftop Installation Area shall be subject at all times to and shall be in accordance with the terms, covenants, conditions and agreements contained in this Lease, the Rooftop Installation Area shall not be deemed part of the Premises. All Tenant obligations under this Section 11.1 shall survive the expiration of the Term or the earlier termination of this Lease.
(j)    A consent required from Landlord under this Section 11.1 with respect to a particular Rooftop License matter may be deemed given in accordance with the following procedure. Tenant shall provide an initial written notice to Landlord (which shall include all materials required under this Section 11.1) with the following written in capital letters on the outside of the delivery envelope and the letter: “FAILURE TO RESPOND TO THIS NOTICE WITHIN TWENTY DAYS SHALL RESULT IN THE DEEMED APPROVAL OF ROOFTOP LICENSE MATTER AFFECTING PEGASYSTEMS INC.’S TENANCY AT 225 WYMAN STREET IN WALTHAM, MASSACHUSETTS.” If Landlord does not respond to such request within twenty (20) days after delivery to Landlord, Tenant shall provide a second written notice to Landlord (which shall also include all materials required under this Section 11.1) with the following written in capital letters on the outside of the delivery envelope and the letter: “FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF A ROOFTOP LICENSE MATTER AFFECTING PEGASYSTEMS INC.’S TENANCY AT 225 WYMAN STREET IN WALTHAM, MASSACHUSETTS.” If Landlord does not respond to such second notice within five (5) Business Days after delivery to Landlord, then the consent required from Landlord with respect to such Rooftop License matter (but no other matter) shall be deemed given.
(k) Nothing set forth in this Article XI or this Lease shall affect or impair Tenant’s right to use, install, operate, maintain, repair and/or replace on the roof of the Building HVAC and mechanical equipment and associated conduits and chases serving the Premises to be installed as part of Tenant’s Initial Construction.
ARTICLE XII
STORAGE SPACE
12.1    STORAGE SPACE
Tenant hereby leases approximately 558 square feet of storage space on the ground level of the Building, which Storage Space will be approximately as shown on Exhibit F attached to this Lease (the “Storage Space”). Beginning on the Rent Commencement Date and during the Term as the same may be extended, Tenant shall pay Landlord annual rent for the Storage Space in an amount equal to Twenty Dollars ($20.00) per square foot multiplied by the number of square feet contained in the Storage Space. The Storage Space rent shall be deemed a part of the additional rent owed by Tenant under the Lease and Tenant shall make monthly rental payments for the Storage Space at the same time, in the same form and otherwise in accordance with the terms set forth in the Lease for the payment of Annual Fixed Rent. No Expense Payment Amount shall be due or payable by Tenant on account of the Storage Space.

Except as set forth in this Article to the contrary, Tenant shall lease the Storage Space upon the same terms and conditions as Tenant leases the Premises. Tenant accepts the Storage Space in “as is” condition as of the Term Commencement Date and Landlord shall have no obligation to provide any services in connection with the Storage Space, except that the Storage Space will be tendered to Tenant separately demised with drywall completed, with HVAC and electricity servicing the Storage Space, and otherwise in broom clean condition (the “Storage Condition”). Upon delivering the Storage Space to Tenant in Storage Condition, Landlord will have no obligation to make any improvements, repairs or alterations to the Storage Space. Tenant shall maintain the Storage Space at Tenant’s sole cost and expense. At the end of the Term or earlier termination hereof, Tenant shall surrender the Storage Space to Landlord in broom clean condition, normal wear and tear and damage by casualty and Landlord excepted. Tenant will not operate any equipment (electrical or otherwise) in the Storage Space. Tenant shall not assign or sublet all or any portion of the Storage Space except in connection with any assignment of this Lease or sublease of the Premises permitted under the Lease. Tenant’s insurance requirements set forth in the Lease shall also apply with respect to the Storage Space. Tenant shall have the use of the Storage Space for non-perishable and non-Hazardous Substances for the storing of personal property of Tenant and for no other purpose. Notwithstanding anything in this Section 12.1 to the contrary, effective as of and following the expiration of the third (3rd) Lease Year, Tenant shall be entitled, upon no less than six (6) months prior written notice to Landlord to terminate the lease of the Storage Space to be effective as early as the expiration of the third (3rd) Lease Year, in which event the lease of the Storage Space shall terminate as of the date set forth in Tenant’s notice.
ARTICLE XIII
TENANT’S WIRELESS NETWORK
13.1    WIRELESS NETWORK
a.Tenant may install a wireless intranet, internet, communications network or “Wi-Fi” (or other iteration thereof) capability (any of the foregoing being hereinafter referred to as a “Network”) within the Premises and the Conference Center. In the event that Tenant installs such a Network, it shall be for the use by and only by Tenant and its employees subject to the terms hereof (other than to permitted subtenants and assignees and Permitted Transferees).  No antenna/transponder shall exceed one meter in size and shall, subject to the following provisions of this Section 13.1, conform to all FCC specifications.
b.Tenant shall not solicit, suffer, or permit other tenants or occupants of the Building to use the Network or any other communications service, including, without limitation, any wired or wireless Internet service that passes through, is transmitted through, or emanates from the Premises and/or the Conference Center.
c.Tenant agrees that Tenant’s communications equipment and the communications equipment of Tenant’s service providers and contractors retained to service the Premises and Conference Center including, without limitation, any antennas, switches, or other equipment (collectively, “Tenant’s Communications Equipment”) shall be of a type and, if applicable, a frequency, that will not cause radio frequency, electromagnetic, or other interference to any other party or any equipment of any other party including, without limitation,

Landlord, other tenants, or occupants of the Building or any other party, in violation of FCC specifications concerning radio frequency interference (hereinafter referred to as “RFI”).  In the event that Tenant’s Communications Equipment causes or is believed to cause any such prohibited RFI, upon receipt of notice from Landlord of such interference, Tenant will take all steps necessary to correct and eliminate the interference.  If the prohibited RFI is not eliminated within twenty-four (24) hours (or a shorter period if Landlord believes a shorter period to be appropriate) then, upon request from Landlord, Tenant shall shut down Tenant’s Communications Equipment pending resolution of the interference, with the exception of intermittent testing upon prior notice to and with the approval of Landlord.  No Network, or Tenant’s Communication Equipment may be installed in any lobby, corridor, building common area or any other area not within the exclusive control of Tenant specifically excluding the Conference Center.
d.Tenant acknowledges that Landlord has granted and/or may grant lease rights, licenses, and other rights to various other tenants and occupants of the Building and to telecommunications service providers.

Executed to take effect as a sealed instrument.

LANDLORD: 275 WYMAN LLC, a Delaware limited liability company By: /s/ Sam Schaefer Manager
TENANT: PEGASYSTEMS INC., a Massachusetts corporation By: /s/ Efstathios A Kouninis Name: Efstathios A Kouninis Title: VP, Finance